Exhibit 2.1

ASSET PURCHASE AGREEMENT

among:

SPEED COMMERCE, INC.,

NAVARRE DISTRIBUTION SERVICES, INC.,

NAVARRE DISTRIBUTION SERVICES, ULC,

NAVARRE ONLINE FULFILLMENT SERVICES, INC.,

NAVARRE DIGITAL SERVICES, INC.,

NAVARRE LOGISTICAL SERVICES, INC.,

ENCORE SOFTWARE, INC., and

VIVA MEDIA, INC., as Sellers

and

WD ENCORE SOFTWARE, LLC,

WD NAVARRE DISTRIBUTION, LLC,

WD NAVARRE DIGITAL SERVICES, LLC,

WD NAVARRE CANADA, ULC,

WD NAVARRE HOLDINGS, LLC

and

WYNIT DISTRIBUTION, LLC, as Purchasers

Dated effective as of July 9, 2014

i

EXHIBITS AND SCHEDULES

EXHIBIT A	CALCULATION OF NET WORKING CAPITAL
EXHIBIT B	TRANSITION SERVICES AGREEMENT
EXHIBIT C	SECURED PROMISSORY NOTE
EXHIBIT D	ALLOCATION
EXHIBIT E	FORM OF BILL OF SALE
EXHIBIT F	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT G	FORM OF INTELLECTUAL PROPERTY ASSIGNMENT
EXHIBIT H	SECURITY AGREEMENT
EXHIBIT I	INTER-CREDITOR AGREEMENT
EXHIBIT J	ESCROW AGREEMENT

ii

EXHIBITS AND SCHEDULES

SCHEDULE 2.1(A)	PURCHASED FIXED ASSETS
SCHEDULE 2.1(B)	PURCHASED MARKS
SCHEDULE 2.1(C)	PURCHASED COPYRIGHTS
SCHEDULE 2.1(D)	PURCHASED RECEIVABLES
SCHEDULE 2.1(E)	PURCHASED PREPAIDS
SCHEDULE 2.1(F)	PURCHASED INVENTORY
SCHEDULE 2.1(G)	ASSUMED CONTRACTS
SCHEDULE 2.1(H)	PURCHASED SOFTWARE
SCHEDULE 2.1(J)	DOMAIN NAMES; NUMBERS; WEBSITE
SCHEDULE 2.1(K)	PURCHASED TRADE SECRETS
SCHEDULE 2.1(L)	PERMITS
SCHEDULE 2.1(M)	PURCHASED PATENTS
SCHEDULE 2.1(P)	OTHER NON-CURRENT ASSETS
SCHEDULE 2.2	EXCLUDED ASSETS
SCHEDULE 5.2	BUSINESS EMPLOYEES

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is being entered into effective as of July 9, 2014 by and among: Speed Commerce, Inc., a Minnesota corporation (“Parent”), Navarre Distribution Services, Inc., a Minnesota corporation, Navarre Distribution Services, ULC, a British Columbia unlimited liability company, Navarre Online Fulfillment Services, Inc., a Minnesota corporation, Navarre Digital Services, Inc., a Minnesota corporation, Navarre Logistical Services, Inc., a Minnesota corporation, Encore Software, Inc., a Minnesota corporation (“Encore”), and Viva Media, Inc., a Minnesota corporation (collectively, along with Parent, “Sellers” and each individually a “Seller”); WYNIT Distribution, LLC, a New York limited liability company (“WYNIT”), WD Encore Software, LLC, a New York limited liability company, WD Navarre Distribution, LLC, a New York limited liability company, WD Navarre Digital Services, LLC, a New York limited liability company, WD Navarre Canada, ULC, a Nova Scotia unlimited liability company, WD Navarre Holdings, LLC, a New York limited liability company (collectively, along with WYNIT, “Purchasers” and each individually a “Purchaser”).

RECITAL:

The parties hereto desire to provide for the purchase by Purchasers of substantially all of the assets used by Sellers in connection with the following (collectively, the “Business”): (i) Sellers’ distribution, by any means that Sellers are currently distributing, of consumer packaged products to retailers; (ii) Sellers’ distribution, by any means that Sellers are currently distributing (including by electronic software downloads), of consumer packaged software to retailers; and (iii) Sellers’ manufacture, development, license or distribution, by any means that Sellers are currently manufacturing, licensing or distributing (including electronic software downloads), of software products developed by Encore or licensed from Third Parties, which are distributed through wholesale and retail channels, and to end users, and wish to provide for certain related transactions, on the terms and subject to the conditions and other provisions set forth in this Agreement.

NOW, THEREFORE, pursuant to the above recital and in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Purchasers agree as follows:

ARTICLE I.
DEFINITIONS

For purposes of this Agreement:

“Active Distribution Centers” has the meaning set forth in Section 2.10(g).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Allocation” has the meaning set forth in Section 2.7(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 6.1(b).

“Assumed Contracts” has the meaning set forth in Section 2.1(g).

“Assumed Liabilities” has the meaning set forth in Section 2.4.

“Benefit Plan” means all employee benefit plans and collective bargaining, employment or severance agreements or other similar arrangements which any Seller, Parent or ERISA Affiliate has ever sponsored, or maintained, or to which contributions are made or have ever been made, or for which obligations have been incurred, for the benefit of employees, former employees or independent contractors or with respect to which any Seller or any ERISA Affiliate could have any liability including, without limitation, (a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), (b) any profit-sharing, stock bonus, deferred compensation, bonus, stock option, stock purchase, restricted stock, equity incentive, phantom equity, pension, retirement, retainer, compensation, consulting, severance, retention, indemnification, welfare or incentive plan, agreement or arrangement, (c) any plan, agreement or arrangement providing for material “fringe benefits” or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, tuition reimbursement, medical, dental, hospitalization, life insurance, disability insurance and other types of insurance, whether written or unwritten, and (d) any employment agreement.

“Bill of Sale” has the meaning set forth in Section 6.1(a).

“Brookstone” means Brookstone, Inc. and its affiliates, successors and assigns.

“Business” has the meaning set forth in the recital.

“Business Employee” means any employee of Sellers or any subsidiary of Sellers in the Business.

“Business Financial Statements” has the meaning set forth in Section 3.14.

“Business Plans” has the meaning set forth in Section 3.9(a).

“Cap” has the meaning set forth in Section 7.3(d).

“Canadian Purchaser” means WD Navarre Canada, ULC, a Nova Scotia unlimited liability company.

“Canadian Seller” means Navarre Distribution Services, ULC, a British Columbia unlimited liability company.

“Canadian Transfer Tax” has the meaning set forth in Section 2.6.

“Claim Notice” has the meaning set forth in Section 7.3(a).

“Closing” has the meaning set forth in Section 2.8.

“Closing Date” has the meaning set forth in Section 2.8.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code, Title I Part 6 of ERISA, and any similar state group health plan continuation law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitive Enterprise” has the meaning set forth in Section 5.4(a).

“Confidentiality Agreement” means the Confidentiality Agreement by WYNIT in favor of Craig-Hallum Capital Group, LLC dated as of February 10, 2014.

“Confidential Information” means any information of Sellers related to the Business, including methods of operation, customers, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, and information relating to the Business’ personnel, vendors, competitors, markets or other specialized information or proprietary matters.

“Confirmation Certificate” has the meaning set forth in Section 2.10(c).

“Consent” means any consent, approval or waiver.

“Contract” means any written or oral agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage or guarantee, but excluding any Benefit Plan.

“Credit Facility” means that certain Credit Agreement, dated as of November 12, 2009, by and among Parent, Sellers and certain of their affiliates, the guarantors party thereto, the lenders party thereto and Wells Fargo Capital Finance, LLC, formerly known as Wells Fargo Foothill, LLC, as administrative agent and collateral agent, as amended, and all of the related and collateral documents and agreements associated therewith.

“Damages” means, without duplication, all actual losses, Liabilities, judgments, damages, claims, assessments and awards, including all costs and expenses relating thereto (including fees and expenses of legal counsel and costs of investigation), whether or not involving a third party claim, but excluding indirect, consequential, special and punitive damages (in each case, other than to the extent awarded to third parties), and any losses or damages associated with any lost profits or lost opportunities, to the extent constituting consequential damages.

“Disclosure Schedule” means the disclosure schedule delivered by Sellers to Purchasers contemporaneously with the execution and delivery of the Agreement.

“Dispute Notice” has the meaning set forth in Section 2.10(c).

“Encore” has the meaning set forth in the preamble.

“Encore/Viva Products” means software products distributed by Sellers as part of the Business.

“Environmental Documentation” has the meaning set forth in Section 3.20(g).

“Environmental Law” means, collectively, all statutes, regulations, ordinances, codes, mandatory guidelines and policies, Environmental Permits, orders, and all other Legal Requirements of any Governmental Authority relating to Hazardous Substances, the environment (which includes air, water vapor, surface water, groundwater, soil, surface and subsurface strata, and natural resources), and/or human health.

“Environmental Permits” means all Permits required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with any Seller or Parent, as defined in Section 414 of the Code, or is otherwise required to be aggregated with any Seller or Parent under Section 414(o) of the Code.

“Escrow Agreement” has the meaning set forth in Section 6.1(f).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.5.

“Expiration Date” has the meaning set forth in Section 7.3(b).

“Fixed Assets” has the meaning in Section 2.1(a).

“Fundamental Representations” has the meaning set forth in Section 7.3(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official or ministry and any governmental court or other governmental tribunal); or (d) entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power.

“Hazardous Substances” means and includes any materials, chemicals, substances or wastes which are now or later become regulated by any Governmental Authority under Environmental Laws now existing or hereinafter enacted, including (a) materials, chemicals, substances and/or wastes defined and/or regulated as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “toxic wastes”, “solid wastes,” “regulated wastes,” “pollutants,” “contaminants,” “radioactive materials,” “radioactive wastes,” and other similar terms and/or (b) petroleum and/or petroleum products, PCBs, asbestos, urea formaldehyde.

“Indebtedness” means the unpaid principal amount of, accrued interest on, and prepayment penalties with respect to, all indebtedness for borrowed money of each Sellers, all obligations of each Seller evidenced by bonds, debentures, notes or similar instruments, all obligations, contingent or otherwise, of each Seller as an account party with respect to letters of credit and letters of guarantee (to the extent drawn upon at Closing) and all capital lease obligations of the each Seller, including, without limitation, the Credit Facility.

“Indemnified Party” has the meaning set forth in Section 7.3(a).

“Indemnifying Party” has the meaning set forth in Section 7.3(a).

“Independent Accounting Firm” means a mutually-agreeable nationally recognized firm of independent auditors that has not performed work for, and is otherwise independent of, Purchasers and Sellers.

“Intellectual Property” means any of the following and all worldwide statutory and common law rights associated therewith: (a) patents, patent applications, patent disclosures and related patent rights (including any continuations, divisions, reissues, reexaminations, renewals, or extensions thereof); (b) trademarks, trademark registrations, trademark applications, trade dress rights, trade names, service marks, service mark registrations and service mark applications; (c) copyrights, copyright registrations and copyright applications; (d) mask work rights, mask work registrations and mark work applications; (e) Internet domain names, Internet and World Wide Web URLs or addresses and registrations or applications therefor; (f) inventions, unfiled invention disclosures, improvements, trade secrets, know-how and proprietary processes and formulae; (g) moral and economic rights of authors and inventors, however denominated; and (h) any tangible embodiments of the foregoing (e.g., documentation, media, manuals and records).

“Intellectual Property Assignment” has the meaning set forth in Section 6.1(c).

“Inter-Creditor Agreement” has the meaning set forth in Section 6.1(e).

“Inventory Objection Notice” has the meaning set forth in Section 2.10(g).

“Leased Real Property” has the meaning set forth in Section 3.20(a).

“Legal Requirement” means any law, rule, decree, statute, order, regulation, ordinance, directive, requirement, code, order, ordinance, guidance, judgment, injunction, or binding judicial precedent that is legally promulgated or issued by any Governmental Authority.

“Logistics Contracts” has the meaning set forth in Section 3.5(d).

“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any applicable Legal Requirement or Contract, including any liabilities or obligations for Taxes.

“Liens” has the meaning set forth in Section 3.2.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), prospects or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis, provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) changes or developments in financial, economic, political or industry conditions in the United States or any other jurisdiction in which Sellers have substantial business; (ii) changes or developments resulting from factors generally affecting any industry in which Sellers operate; (iii) changes or developments, after the date hereof, in GAAP; or (iv) changes or developments resulting from or caused by natural disasters, or outbreak of major hostilities in which the United States is involved or any act of war or terrorism within the United States or directed against its facilities or citizens wherever located; provided further, however that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent those changes or developments have a disproportionate effect on Sellers, considered as a single enterprise, relative to other businesses in the industries in which Sellers conduct their business operations.

“Material Assumed Contract” has the meaning set forth in Section 3.5(a).

“Matter” means any judicial or administrative or arbitral action, mediation, inquiry, claim (including counterclaim), demand, dispute, action, suit, proceeding, investigation or other similar matter.

“MBCA” means the Minnesota Business Corporation Act.

“Net Working Capital” means the current assets included in the Purchased Assets (consisting of the Purchased Receivables (including the face amount of any Redeemed Receivables repurchased by Sellers pursuant to Section 2.12), the Purchased Prepaids, the Purchased Inventory and the Other Current Assets) minus the current liabilities (excluding deferred revenue) included in the Assumed Liabilities on the Closing Date (including, without duplication, any amounts required to be and actually paid by Purchasers to any of the Viva Parties pursuant to Section 3.4(a)(i) of the Viva Media APA but expressly excluding payments to any Viva Parties pursuant to Section 3.4(a)(ii) thereof), in each case, determined in accordance with GAAP, consistently applied, as of the Closing Date and calculated in the same manner as Exhibit A attached hereto.

“Net Working Capital Statement” has the meaning set forth in Section 2.10(a).

“Non-Assignable Contract” has the meaning set forth in Section 2.9.

“Note” has the meaning set forth in Section 2.4(a)(ii).

“Open Source Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (b) the Artistic License (e.g., PERL); (c) the Mozilla Public License; (d) the Netscape Public License; (e) the Sun Community Source License (SCSL); (f) the Sun Industry Standards License (SISL); (g) the BSD License; or (h) the Apache License.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Other Current Assets” has the meaning set forth in Section 2.1(q).

“Outbound License Agreements” means (a) non-exclusive licenses to Purchased Intellectual Property (i) included in any product or service offered by Sellers or (ii) to use any product or service offered by Sellers as a service, in each case (i) or (ii), granted to customers (directly by Sellers or indirectly through third person partners acting as sublicensors, value added resellers, systems integrators, original equipment manufacturers, or other distributors or resellers of any kind), sublicensors, value added resellers, systems integrators, original equipment manufacturers, or other distributors or resellers of any kind, by Sellers in the ordinary course of business, and (b) licenses or other rights of use in respect of Purchased Trademarks to refer to a Third Party as a customer or reseller and rights granted as part of corporate sponsorships, which licenses or rights are not material.

“Parent” has the meaning set forth in the introductory paragraph of the Agreement.

“Parent Board” means the Board of Directors of Parent.

“Patents” has the meaning set forth in Section 2.1(m).

“Permit” means any licenses, permits, certificates and certifications, variances, exemptions, filings, registrations, declarations, notifications, accreditations, approvals, consents all other authorizations of any Governmental Authority.

“Permitted Liens” has the meaning set forth in Section 3.2.

“Person” means any individual, corporation, general partnership, limited partnership, limited liability company, trust, association, firm, organization, company, business, entity, union, society or Governmental Authority.

“Personal Property Leases” has the meaning set forth in Section 3.6(b).

“Physical Inventory” has the meaning set forth in Section 2.10(g).

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Copyrights” has the meaning set forth in Section 2.1(c).

“Purchased Fixed Assets” has the meaning set forth in Section 2.1(a).

“Purchased Intellectual Property” shall mean the Purchased Marks, the Purchased Copyrights, the Purchased Patents, the Purchased Trade Secrets, the Purchased Software, the domain name registrations and URLs identified on Schedule 2.1(j) and the Intellectual Property rights embodied in the Seller Business Software.

“Purchased Inventory” has the meaning set forth in Section 2.1(f).

“Purchased Marks” has the meaning set forth in Section 2.1(b).

“Purchased Patents” has the meaning set forth in Section 2.1(m).

“Purchased Prepaids” has the meaning set forth in Section 2.1(e).

“Purchase Price” has the meaning set forth in Section 2.3(a).

“Purchased Receivables” has the meaning set forth in Section 2.1(d).

“Purchased Software” has the meaning set forth in Section 2.1(h).

“Purchased Trade Secrets” has the meaning set forth in Section 2.1(k).

“Purchaser” has the meaning set forth in the introductory paragraph of the Agreement.

“Real Property Leases” has the meaning set forth in Section 3.19(a).

“Redeemed Receivables” has the meaning set forth in Section 2.12.

“Registered Intellectual Property” means all United States, international and foreign (a) patents and applications for patents, (b) registered trademarks and service marks and applications to register trademarks and service marks (including intent-to-use applications), (c) registered copyrights and applications for copyrights, (d) registered mask works and applications to register mask works, (e) domain name registrations, and (f) any other Intellectual Property that is the subject of a registration, application, certificate or filing issued by, filed with, or recorded by, any Governmental Authority.

“Related Party” means (i) any Affiliates of Sellers (other than another Seller), or (ii) any employee, director, or officer of Sellers and any member of his or her immediately family or their respective Affiliates (other than, if applicable, a Seller).

“Representatives” means Affiliates, directors, officers, employees, prospective financing sources, accountants, counsel, investment bankers, advisors or other agents.

“Restricted Period” has the meaning set forth in Section 5.4(a).

“Required Closing Consent” has the meaning set forth in Section 6.5.

“Required Consent” has the meaning set forth in Section 2.9.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Security Agreement” has the meaning set forth in Section 6.1(d).

“Sellers” has the meaning set forth in the introductory paragraph of the Agreement.

“Seller Business Software” means the Purchased Software, excluding Third Party Licensed Intellectual Property.

“Sublease” has the meaning set forth in Section 6.1(i).

“Taxes” means (a) all federal, provincial, territorial, state, local and foreign taxes (including income or profits taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, goods and services taxes (GST), harmonized sales taxes (HST), severance taxes, capital levy taxes, transfer taxes, value added taxes, employment and payroll-related taxes, property taxes, business license taxes, occupation taxes, import duties, escheat obligations and other governmental charges and assessments), of any kind whatsoever, including interest, additions to tax and penalties with respect thereto, (b) liability for any such items described in clause (a) that is imposed by reason of U.S. Treasury Regulation §1.1502 6 or similar Legal Requirement, and (c) liability for any such items described in clause (a) imposed on any transferee or indemnitor, by contract or otherwise.

“Third Party” means any Person, other than Purchasers, Sellers or any of their respective Affiliates.

“Third-Party Claim” has the meaning set forth in Section 7.4.

“Third Party Licensed Intellectual Property” means all Intellectual Property licensed to Sellers by any Third Party under the Assumed Contracts.

“Threshold Amount” has the meaning set forth in Section 7.3(c).

“Transaction Documents” means: (a) the Agreement; (b) the Assignment and Assumption Agreements; (c) the Bills of Sale; (d) the Intellectual Property Assignments; (e) the Transition Services Agreement; (f) the Note; (g) the Security Agreement; (h) the Inter-Creditor Agreement; (i) the Escrow Agreement, and (j) such other assignments, bills of sale, agreements, documents and certificates as may be contemplated hereby.

“Transition Services Agreement” means that certain Transition Services Agreement, dated as of the date hereof, among Sellers and Purchasers, in the form attached hereto as Exhibit B;

“Transfer Taxes” has the meaning set forth in Section 2.6.

“Transferred Employees” means any Business Employee listed on Schedule 5.2.

“Viva Media APA” has the meaning set forth in Section 2.4(e).

“Viva Parties” has the meaning set forth in Section 2.4(e).

“WARN Act” has the meaning set forth in Section 2.5(j).

“Working Capital Statement Date” has the meaning set forth in Section 3.14(a).

“WYNIT” has the meaning set forth in the introductory paragraph of the Agreement.

ARTICLE II.
SALE AND PURCHASE OF ASSETS; RELATED TRANSACTIONS

Section 2.1. Sale and Purchase of Assets. On the terms and subject to the conditions and other provisions set forth in this Agreement, at the Closing, Sellers will sell, assign, transfer, convey and deliver to the Purchasers as set forth in the Transaction Documents, free and clear of all Liens (other than Permitted Liens), and Purchasers shall purchase, or cause such Affiliates to purchase, all of the following assets, excluding the Excluded Assets (subject to Section 2.2, the “Purchased Assets”):

(a)     Fixed Assets. the equipment, vehicles, furniture, furnishings, fixtures, computer hardware and all items of personal tangible property (the “Fixed Assets”), identified on Schedule 2.1(a) (the “Purchased Fixed Assets”); including (and regardless of whether set forth on Schedule 2.1(a)), all personal tangible Fixed Assets located in Sellers’ facilities in Toronto, Ontario, Canada; Eden Prairie, Minnesota; Cedar Rapids, Iowa; and Bentonville, Arkansas;

(b)     Trademarks. all of the trademarks, service marks, trademark registrations, service mark registrations, trademark applications, trade dress, trade names and service mark applications used in the operation of the Business, including those set forth on Schedule 2.1(b), together with all related goodwill, remedies against infringement and rights to protect interests therein (the “Purchased Marks”) expressly excluding Parent’s corporate name and any derivations thereof;

(c)     Copyrights. all of the copyrights, copyright registrations and copyright applications, and moral rights of authors, however denominated, and any tangible embodiments of the foregoing used in the operation of the Business, including those set forth on Schedule 2.1(c), together with all related remedies against infringement and rights to protect interests therein (the “Purchased Copyrights”);

(d)     Accounts Receivable. the accounts receivable as of the Closing Date, set forth on Schedule 2.1(d), as updated on the Net Working Capital Statement and adjusted in accordance with Section 2.10 (the “Purchased Receivables”);

(e)     Prepaids. the prepaid expenses, advance payments (if any), and prepaid items of Sellers as of the Closing Date set forth on Schedule 2.1(e), as updated on the Net Working Capital Statement and adjusted in accordance with Section 2.10 (the “Purchased Prepaids”);

(f)     Inventory. the (i) inventories used in the operations of Business, including all raw materials and supplies, work in process and finished goods, as of the Closing Date, (ii) rights to inventories owned by third parties that are consigned to Sellers, to the extent such inventory is consigned pursuant to an Assumed Contract, and (iii) inventories owned by Sellers that are consigned to customers of Sellers, in each case as set forth on Schedule 2.1(f), updated on the Net Working Capital Statement and adjusted in accordance with Section 2.10 (the “Purchased Inventory”).

(g)     Contracts. subject to Section 2.9, all of Sellers’ rights as of the Closing Date under the Contracts and other instruments specifically identified on Schedule 2.1(g) (the “Assumed Contracts”);

(h)     Software. all of the Intellectual Property rights embodied in the software and firmware (including all source code, object code, design documentation and procedures for product generation and testing of all software and firmware) used in the operation of the Business, including those set forth on Schedule 2.1(h), together with all related remedies or infringement and rights to protect interests therein (the “Purchased Software”);

(i)     Records. books, records, manuals, files and other documentation, whether written, electronic or otherwise exclusively used or held for use in the Business (and copies of records, as needed, that relate to both the Business and Sellers’ other businesses), including customer records, vendor lists, distributor lists, purchase and sale records, price lists, correspondence, quality control records, research and development files, drawings, blue prints, and designs but excluding personnel records for Transferred Employees; provided, however, that Purchasers shall be entitled to make copies of records not referenced above as it reasonably believes pertain to the Purchased Assets;

(j)     Domain Names; Numbers; Website. the Internet domain names, Internet and Worldwide Web URLs or addresses or registrations or applications therefor, telephone numbers, facsimile numbers and website content used in the operations of or associated with the Business identified on Schedule 2.1(j).

(k)     Trade Secrets. all of the inventions, unfiled invention disclosures, improvements, know-how and proprietary processes and formulae, and any tangible embodiments of the foregoing used in the Business, including those set forth on Schedule 2.1(k) (the “Purchased Trade Secrets”);

(l)     Permits. the Permits issued in connection with the Business and pending applications thereof but only to the extent assignable by law set forth on Schedule 2.1(l);

(m)     Patents. all of the patents, patent applications (including provisional patent applications), utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisional, reissue, renewals, reexaminations, and extensions thereof) used in the operation of the Business, including those identified on Schedule 2.1(m) (the “Purchased Patents”);

(n)     Claims. claims of Sellers against third parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all rights under or pursuant to any warranties, representations and guarantees made by vendors, contractors or other Persons with respect to the Business; other than Excluded Matters and any and all claims and causes of action against any lender, including, without limitation, claims and causes of action against any member of the Lender Group or any Bank Product Provider (as such terms are defined in the Credit Facility) arising under or related to the Credit Facility.

(o)     Goodwill. all goodwill of the Business or associated with the foregoing enumerated Purchased Assets;

(p)     Other Non-Current Assets. all other non-current assets used in the operation of the Business identified on Schedule 2.1(p); and

(q)     Other Current Assets. certain other current assets used in the operation of the Business (other than the Purchased Receivables, the Purchased Prepaids and the Purchased Inventory) as of the Closing Date set forth on Schedule 2.1(q), as updated on the Net Working Capital Statement and adjusted in accordance with Section 2.10 (the “Other Current Assets”).

Section 2.2.   Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1, Sellers will not be required to sell or transfer to Purchasers, and the Purchased Assets will not be deemed to include any right or interest in any of Sellers’ other assets, including without limitation: (a) cash and cash equivalents and investments in stocks, bonds and other securities, (b) any Fixed Assets located in the Dallas, Texas, Columbus, Ohio and Queretaro, Mexico facilities of the Business, (c) tangible, financial and intangible assets, including software, that are used primarily in the operation of Sellers’ other lines of business, (d) those Contracts that are (i) not specifically listed in Schedule 2.1(g) or (ii) are set forth on Schedule 2.2(d) (the “Excluded Contracts”); (e) Sellers’ interests in the Real Property Leases located in (i) Dallas, Texas, (ii) Columbus, Ohio, (iii) New Hope, Minnesota and (iv) Queretaro, Mexico, (f) all Benefit Plans, (g) the Matters referenced on Schedule 2.2(g) (“Excluded Matters”), (h) the assets identified on Schedule 2.2(h), (i) claims against Brookstone or any other customer which commenced or had commenced against it any proceeding in bankruptcy prior to the Closing, in respect of any unpaid amounts owed by such customer at the time of the commencement of such bankruptcy proceeding, and (j) any items leased subject to any Personal Property Leases (collectively, the items referenced in this Section 2.2 are referred to as the “Excluded Assets”).

Section 2.3.   Purchase Price. As consideration for the sale of the Purchased Assets to Purchasers, Purchasers will:

(a)     pay, at the Closing, to Sellers an amount equal to $15,000,000.00 (the “Purchase Price”), with the Purchase Price allocated among the Purchasers and Sellers as determined by Section 2.7, payable as follows:

(i)     Purchasers shall pay Sellers an amount in cash equal to $5,000,000.00 by wire transfer of immediately available funds; and

(ii)     Purchasers shall issue to Sellers the Secured Promissory Note, in the form attached hereto as Exhibit C, in the aggregate principal amount of $10,000,000.00 (the “Note”); and

(b)     assume at the Closing and agree to pay, perform and discharge on a timely basis the Assumed Liabilities.

Section 2.4.   Assumed Liabilities. Purchasers, on a joint and several basis, shall assume and agree to pay, perform and discharge on a timely basis only the following Liabilities, as they may exist at or after the Closing (collectively, the “Assumed Liabilities”):

(a)     all of the Liabilities of Sellers or any Affiliate of Sellers under or relating to the Assumed Contracts (including all obligations owed to Sellers’ customers, vendors and/or distribution partners for returns, allowances, discounts and similar obligations), or otherwise related to Liabilities reflected in the Net Working Capital as determined in accordance with Section 2.10, in each case, other than Liabilities that arise after the Closing to the extent related to any breach (other than a de minimis breach) by Sellers that occurred prior to the Closing (provided that to the extent any Liabilities are included in the calculation of Net Working Capital, such Liabilities shall be assumed by the Purchasers on a joint and several basis). Notwithstanding any provision contained in a Consent of a Third Party executed in connection with the assignment of an Assumed Contract, Sellers and Purchasers agree that as between Sellers the Purchasers, the terms of this Agreement shall control over any provision contained in such Consent relating to the assumption of Liabilities by Purchasers with respect to an Assumed Contract;

(b)     the Liabilities relating to any of the Transfer Taxes that a Purchaser is required to bear and pay pursuant to Section 2.6;

(c)     all of the Liabilities of Sellers relating to trade payables related to the Business and reflected in the calculation of the Net Working Capital in accordance with Exhibit A;

(d)     the Liabilities owed to any Transferred Employees arising on or after the Closing Date; provided that Purchasers shall have no Liability for any severance or similar separation obligation owed by Seller to such employee relating to such employee’s employment with any Seller; and

(e)     without limiting Section 2.4(a), above, amounts payable to Viva Media, LLC, Karsten Voelker or Eve Stephanie Voelker (the “Viva Parties”) pursuant to Section 3.4 of that certain Asset Purchase Agreement, effective July 30, 2013, by and among Viva Media, Inc., Viva Media, LLC, Karsten Voelker and Eve Stephanie Voelker (the “Viva Media APA”).

For the avoidance of doubt, the parties agree as between Sellers and Purchasers, the terms of the letter from WD Navarre Distribution, LLC to Wal-Mart Stores, Inc. delivered by Purchasers to Sellers via email on the date hereof shall be governed by Section 2.4(a).

Section 2.5.   Excluded Liabilities. Except for the Assumed Liabilities, Purchasers shall not assume or be responsible for any Liabilities of Sellers or any ERISA Affiliate or other Affiliate of Sellers (or any predecessor of Sellers or any prior owner of all or part of its businesses and assets) that are not expressly included in the definition of Assumed Liabilities (all such Liabilities not being assumed by Purchasers being herein referred to as the “Excluded Liabilities”). For the avoidance of doubt, the Excluded Liabilities include all Liabilities of Sellers, any ERISA Affiliate and their respective Affiliates:

(a)     for Taxes (except to the extent specifically provided for in Section 2.4(b) or Section 2.6);

(b)     relating to a Contract of Sellers that is not a Assumed Contract;

(c)     arising under this Agreement;

(d)     under any Assumed Contract that arises after the Closing to the extent related to any breach (other than a de minimis breach) by Sellers that occurred prior to the Closing (provided that to the extent any Liabilities are included in the calculation of Net Working Capital, such Liabilities shall be assumed by the Purchasers on a joint and several basis);

(e)     to the extent arising out of, relating to or otherwise in respect of any Benefit Plan;

(f)     arising under or in connection with the Excluded Assets;

(g)     pursuant to Environmental Laws, arising from or related to (i) the condition or operation of any Leased Real Property prior to the Closing Date, (ii) any other properties or facilities owned, operated, occupied and/or otherwise used by Sellers and their respective Affiliates, and (iii) the operation of the Business prior to the Closing Date;

(h)     related to any Excluded Contract;

(i)     relating to the termination of employment of any Business Employee by Seller, including but not limited to liabilities for any severance payments or change of control payments or liabilities arising under applicable local, state, federal or foreign legal requirements (including the Worker Adjustment and Retraining Notification Act and any similar state or local law (collectively the “WARN Act”) and similar legal requirements and any applicable business transfer laws and similar legal requirements);

(j)     arising from any Indebtedness;

(k)     except as expressly set forth in Section 2.4, related to the period prior to the Closing in connection with the Business;

(l)     arising out of any Matter pending as of the Closing;

(m)     related to any avoidance actions involving Brookstone or any other customer under Chapter 5 of the U.S. Bankruptcy Code;

(n)     related to any reasonable fees or other amounts payable solely due to the assignment or transfer of any Assumed Contract (expressly excluding any fees not related to the consent to transfer or assign the Assumed Contract, or any fees for new services, obligations or terms that would apply to the Assumed Contract following the Closing);

(o)     any amount of any kind payable to the Viva Parties pursuant to the Viva Media APA, except relating to any amount that may become payable pursuant to Section 3.4 thereof and the Independent Sales Representation Agreements for Karsten Voelker and Eve Stephanie Voelker); and

(p)     relating to any intercompany Liabilities or amounts due to Affiliates, whether current portion or otherwise (provided that to the extent any Liabilities are included in the Net Working Capital, such Liabilities shall be assumed by the Purchasers on a joint and several basis).

Section 2.6.   Transfer Taxes; Delivery of Assets.

(a)     Subject to Section 2.6(b), Purchasers and Sellers shall each bear and pay 50% of any sales taxes, use taxes, transfer taxes, documentary charges, value-added taxes, recording fees, filing fees or similar taxes, charges, fees or expenses that may become payable (whether by Sellers or Purchasers) in connection with the sale of the Purchased Assets to Purchasers, the assumption by Purchasers of the Assumed Liabilities or any of the other transactions contemplated by this Agreement (“Transfer Taxes”). The party required by any Legal Requirement to file a tax return with respect to such Transfer Taxes shall do so within the time period prescribed by such Legal Requirement, and the party not preparing such tax return shall promptly remit to the party preparing such tax return the amount of any Transfer Taxes so payable by such non-preparing party upon receipt of notice that such Transfer Taxes are payable. Purchasers and Sellers shall use commercially reasonable efforts, to the extent permitted by applicable Legal Requirements, to minimize any applicable Transfer Taxes.

(b)     Notwithstanding Section 2.6(a), the Purchasers shall be liable for and shall pay to the Canadian Seller any goods and services taxes (GST), harmonized sales taxes (HST) payable by the Purchasers and collectible by the Canadian Seller under the Excise Tax Act (Canada), plus an amount equal to any similar value added or multi-staged tax imposed by any applicable provincial or territorial legislation, in connection with the purchase and sale of the Purchased Assets under this Agreement (collectively, the “Canadian Transfer Tax”). In the event that Canadian Purchaser properly files for an input tax credit resulting from its payment of the Canadian Transfer Tax but that such input tax credit, in whole or in part, is subsequently denied by a Governmental Authority, Sellers shall reimburse Canadian Purchaser for 50% of the portion of such input tax credit which is so denied within ten (10) days of receipt of notice from Canadian Purchaser.

(c)     Canadian Seller is registered under Part IX of the Excise Tax Act (Canada) and its registration number is 827686460RT0001. Canadian Purchaser is registered under Part IX of the Excise Tax Act (Canada) and its registration number is 803679448RT0001. The Purchased Assets of Canadian Seller are the supply of a business established or carried on by Canadian Seller, and Canadian Purchaser is acquiring ownership, possession or use of all or substantially all of the property reasonably regarded as being necessary for Canadian Purchaser to be capable of carrying on the Business substantially in the same manner as it was carried on by Canadian Seller.

(d)     Canadian Seller and Canadian Purchaser shall, on or before the Closing Date, jointly execute in prescribed form and containing the prescribed information, and Canadian Purchaser shall file within the required time, an election to have Section 167 of the Excise Tax Act (Canada), and any similar provision of any applicable provincial or territorial legislation imposing a similar value added or multi-staged tax, apply in respect of the purchase and sale of the Purchased Assets of Canadian Seller hereunder such that no tax is payable under Part IX of the Excise Tax Act (Canada) in respect of such purchase and sale.

(e)     Canadian Purchaser shall indemnify and hold harmless Canadian Seller for any costs, expenses, interests and penalties imposed on Canadian Seller as a result of a failure by Canadian Seller to collect or remit the Goods or Services Tax or the Harmonized Sales Tax, as the case may be, and arising solely as a result of, or due to, Canadian Purchaser’s failure to file an election pursuant to section 167 of the Excise Tax Act (Canada) on a timely basis and as required by Section 2.6(d) and/or the failure or refusal by any Governmental Authority to accept the election under subsection 167(1) of Part IX of the Excise Tax Act (Canada) as a valid election.

Section 2.7.   Allocation of Purchase Price.

(a)     For purposes of complying with the requirements of Section 1060 of the Code and the Treasury Regulations thereunder, the consideration for the Purchased Assets shall be allocated on a country-by-country basis among the Purchased Assets in accordance with their respective fair market values (the “Allocation”) to be determined as provided herein and attached as Exhibit D to this Agreement. WYNIT shall, within thirty (30) days after the Closing Date, prepare and furnish to Purchaser the Allocation.

(b)     Parent shall have thirty (30) days to object in writing to the Allocation after which time (and assuming no such objection is made) the Allocation shall be final (the “Final Allocation”). If, however, Parent provides written notice to WYNIT prior to the end of such period that it objects to the Allocation in any respect, and WYNIT and Parent cannot agree on such Allocation within twenty (20) days of the provision of such notice, such disagreement shall be resolved by an Independent Accounting Firm after which time the allocations determined by the Independent Accounting Firm shall become the Final Allocation. The Final Allocation, once determined, shall be annexed to this Agreement as Exhibit D. The Final Allocation shall be binding on the parties hereto for all tax reporting purposes and no party shall take any position inconsistent with the Final Allocation. If there shall be any update to the Allocation as a result of the final and binding determination of the actual Net Working Capital in accordance with Section 2.10, the Allocation shall be deemed to be updated automatically (i) following the repurchase of Redeemed Receivables pursuant to Section 2.12 and (ii) to the extent a final and binding determination of the actual Net Working Capital results in a readily determinable update to the Allocation in accordance with Section 2.10.

(c)      In the event the final and binding determination of the actual Net Working Capital results in an update to the Allocation that is not readily identifiable, Purchasers and Sellers agree to mutually prepare and agree upon an updated Allocation.

(d)     Each party hereto agrees to prepare its federal, state, provincial, territorial and foreign income tax returns for all current and future tax reporting periods and file Form 8594 (and corresponding state forms) with respect to the purchase of the Purchased Assets in a manner consistent with the Allocation. If any state, federal, provincial, territorial or foreign taxing authority challenges the Allocation, the party receiving notice of such challenge shall give the other party prompt written notice of such challenge, and the parties shall cooperate in good faith in responding to it in order to preserve the effectiveness of the Allocation.

Section 2.8.   Closing. The closing of the purchase of the Purchased Assets by Purchasers (the “Closing”) shall occur on July 8, 2014 (the “Closing Date”). The transactions contemplated by this Agreement shall be deemed to be effective as of 11:59 p.m. on the Closing Date.

Section 2.9.   Contract Assignment and Consents. Notwithstanding anything to the contrary contained in this Agreement, if the assignment or attempted assignment to any Purchaser of any Assumed Contract is: (a) prohibited by any applicable law; or (b) would require any Consent of a Third Party (a “Required Consent”), such Required Consent shall not have been obtained prior to the Closing Date (and if such Required Consent is a Required Closing Consent, Purchasers been deemed to have waived the condition set forth in Section 6.3 by Closing the transaction contemplated hereby or otherwise waiving in writing) (each, a “Non-Assignable Contract”), then the Closing shall not constitute the assignment of such Non-Assignable Contract, and this Agreement shall not constitute an assignment of such Non-Assignable Contract, unless and until such Required Consent is obtained. Following the Closing, (a) Sellers, to the maximum extent permitted by Legal Requirement, will use commercially reasonable efforts to act as such Purchaser’s agent in order to obtain for such Purchaser the benefits thereunder (including enforcement for the account of such Purchaser of such rights against the other party to the Non-Assignable Contract) and will reasonably cooperate, to the maximum extent permitted by Legal Requirement, with such Purchaser in any other reasonable arrangement designed to provide such benefits to such Purchaser; and (b) such Purchaser will, to the maximum extent permitted by Legal Requirement, perform, on Sellers’ behalf, the applicable Seller’s obligations under the Non-Assignable Contract in accordance with the terms and conditions thereof. Once a Required Consent for the assignment of any Non-Assignable Contract is obtained, Sellers shall promptly assign and transfer such Non-Assignable Contract to such Purchaser at no additional cost to such Purchaser. A Purchaser shall not assume any Liabilities under a Non-Assignable Contract until it has been assigned to such Purchaser; provided, however, that such Purchaser shall be liable to Sellers for performing its obligations under the arrangements described in this Section 2.9.

Section 2.10.   Working Capital Adjustment.

(a)     Not more than sixty (60) days following the Closing Date, Parent shall deliver to WYNIT a statement of the actual Net Working Capital (the “Net Working Capital Statement”) determined as of the Closing Date. During such sixty (60) day period, Parent and its Representatives shall be given all such access as they may reasonably require during Purchasers’ normal business hours (or such other times as the parties hereto may agree) and upon reasonable advance notice to those work papers, books and records of Purchasers and access to such personnel or Representatives of Purchasers as they may reasonably require for the purposes of preparing the Net Working Capital Statement. The Net Working Capital Statement shall be prepared in the manner and consistent with the basis, including the basis of calculation of individual line items and the determination of allowances and reserves, used to prepare Exhibit A and in accordance with Sellers’ books and records, and in a manner which Sellers reasonably believe fairly and accurately reflects the current assets and current liabilities included in the Purchased Assets and Assumed Liabilities, respectively, as of the Closing Date.

(b)     Following the delivery by Parent of the Net Working Capital Statement, WYNIT and its representatives shall be given all such access as they may reasonably require during Sellers’ normal business hours (or such other times as the parties may agree) and upon reasonable advance notice to those books and records of Sellers and access to such personnel or Representatives of Sellers as they may reasonably require for the purposes of resolving any disputes or responding to any matters or inquiries raised concerning the Net Working Capital Statement or the calculation of the Net Working Capital as determined by Parent.

(c)     WYNIT shall have sixty (60) days following the date of delivery of the Net Working Capital Statement to provide Parent with a written certificate confirming that the Net Working Capital as proposed by Parent is acceptable (the “Confirmation Certificate”) or notifying Parent in writing of any good faith reasonable objections to the calculation of the Net Working Capital as proposed by Parent (a “Dispute Notice”) setting forth a reasonably specific and detailed description of such objections. If a Confirmation Certificate is delivered by WYNIT pursuant to this Section 2.10(c), the Net Working Capital proposed by Parent shall be binding on the parties hereto.

(d)     If WYNIT objects to the Net Working Capital Statement, a Representative of WYNIT, on the one hand, and Parent, on the other, shall attempt in good faith to resolve any such objection within thirty (30) days of the receipt by Parent of such notice.

(e)     If WYNIT and Parent are unable to resolve any such dispute within such thirty (30) day period, WYNIT and Parent (either together or separately) shall be entitled to submit the dispute to an Independent Accounting Firm. Each of the parties hereto shall, and shall cause their respective Representatives to, provide full cooperation to the Independent Accounting Firm. The Independent Accounting Firm shall (i) consider only those matters as to which there is a dispute between the parties hereto, and (ii) be instructed to reach its conclusions regarding any such dispute within thirty (30) days after its appointment and provide a written explanation of its decision. In the event that WYNIT and Parent shall submit any dispute to an Independent Accounting Firm, each such party may submit a “position paper” to the Independent Accounting Firm setting forth the position of such party with respect to such dispute, to be considered by such Independent Accounting Firm as it deems fit. The fees and disbursements of the Independent Accounting Firm acting under this Section shall be apportioned between Sellers and Purchasers based on the total dollar value of disputed exceptions resolved in favor of each such party, with each such party bearing such percentage of the fees and disbursements of the Independent Accounting Firm as the aggregate disputed exceptions resolved against that party bears to the total dollar value of all disputed exceptions considered by the Independent Accounting Firm.

(f)     If WYNIT does not deliver a Dispute Notice in accordance with the procedures set forth in Section 2.10(c) above (i.e., within the sixty (60) day period specified therein), the Net Working Capital Statement (together with Parent’s calculation of the Net Working Capital) shall be deemed to have been accepted by the parties hereto and such calculation of the Net Working Capital shall be binding. In the event that WYNIT delivers a Dispute Notice in accordance with the provisions above and WYNIT and Parent are able to resolve such dispute by mutual agreement, the Net Working Capital Statement, together with the calculation of the Net Working Capital, as modified by the mutual agreement of parties hereto, shall be deemed to have been accepted by the parties and such revised calculation of the Net Working Capital shall be binding on the parties for all purposes hereof. In the event that WYNIT delivers a Dispute Notice in accordance with the provisions set forth above and WYNIT and the Parent are unable to resolve such dispute by mutual agreement, the determination of the Independent Accounting Firm shall be final and binding on the parties hereto, and the Net Working Capital Statement, together with the calculation of the Net Working Capital, as modified by the report of the Independent Accounting Firm, shall be deemed to have been accepted by the parties hereto and such revised calculation of the Net Working Capital shall be final and binding on the parties for all purposes hereof.

(g)     Purchasers have participated in and directed certain of Sellers’ employees in conducting a wall-to-wall physical inventory count of all of the Purchased Inventory and consigned inventory in the Sellers’ Mississauga, Ontario facility and in the Sellers’ Richardson, Texas facility (collectively, Sellers’ “Active Distribution Centers”) (as reconciled in the manner described below, each, a “Physical Inventory”). Purchasers will reimburse Sellers for the hourly wages (excluding the costs of any taxes or employee benefits) of any Business Employees who are compensated on an hourly wage basis in performing the above-described wall-to-wall physical inventories within ten (10) days of delivery of an invoice therefor by Sellers to Purchasers. Upon delivery of the Physical Inventories, Sellers shall be responsible for reconciling the valuation results of each Physical Inventory to the accounting records of the Sellers as of the Closing Date and will provide to Purchasers the results of such reconciliations, and access to or copies of Sellers accounting records related to such reconciliations, with such reconciliations to give effect to any transactions involving Purchased Inventory (including, among other transactions, any receipts and shipments of items of Purchased Inventory) from the date of the Physical Inventory conducted at such Active Distribution Center, to determine the valuation of Purchased Inventory at such Active Distribution Center on the Closing Date. Within seven (7) days following the latter of the delivery to Parent of a true and correct copy of the Physical Inventory with respect to Sellers’ Richardson, Texas facility or the delivery to Parent of a true and correct copy of the Physical Inventory with respect to Sellers’ Mississauga, Ontario facility, Parent may submit a written notice of any objections to any component of the Physical Inventories (an “Inventory Objection Notice”) setting forth a reasonably specific and detailed description of such objections. In the event that Parent does not timely deliver an Inventory Objection Notice, the Physical Inventories shall be deemed final and shall conclusively be deemed the Purchased Inventory located at Sellers’ Active Distribution Centers. In the event that Parent timely delivers an Inventory Objection Notice, WYNIT and Parent shall use good faith efforts to resolve such dispute by mutual agreement for a period of seven (7) days following the delivery of the Inventory Objection Notice, and any agreed-upon adjustments shall be made to the Physical Inventories, which shall conclusively be deemed the Purchased Inventory located at Sellers’ Active Distribution Centers. In the event WYNIT and Parent are unable to resolve such dispute by mutual agreement, the matter shall be resolved as set forth in Section 2.10(e), above, by an Independent Accounting Firm in connection with the determination of a final Net Working Capital Statement. The parties acknowledge and agree that the Purchased Inventory may consist of inventory in addition to the inventory located at the Active Distribution Centers on the date of the Physical Inventories and that reconciliation must be done to take into account sales made from and deliveries and returns to or from the Active Distribution Centers between the finalization of the Physical Inventories and the Closing Date.

(h)     Within five (5) business days after the determination of the actual Net Working Capital becomes final and binding:

(i)     if the actual Net Working Capital is between $2,500,000.00 and $10,000,000.00, there shall be no adjustment to the Purchase Price;

(ii)     if the actual Net Working Capital exceeds $10,000,000, Purchasers, on a joint and several basis, shall pay Sellers the amount by which the actual Net Working Capital exceeds $10,000,000.00; provided that in no event will Purchasers be required to pay Sellers more than $2,000,000 under this Section 2.10(h)(ii);

(iii)     if the actual Net Working Capital is less than $2,500,000.00 but greater than ($1,000,000.00), Sellers, on a joint and several basis, shall pay Purchasers the amount by which $2,500,000.00 exceeds the actual Net Working Capital, provided that in no event will Seller be required to pay Purchasers more than $2,500,000.00 under this Section 2.10(h)(iii);

(iv)     if the actual Net Working Capital is less than ($1,000,000.00) but greater than ($5,000,000), Sellers, on a joint and several basis, shall pay Purchasers (X) $2,500,000.00, plus (Y) fifty percent (50%) of the amount by which ($1,000,000.00) exceeds the actual Net Working Capital;

(v)     if the actual Net Working Capital is less than ($5,000,000), Sellers, on a joint and several basis, shall pay Purchasers the sum of (X) $4,500,000, plus (Y) the amount by which ($5,000,000) exceeds the actual Net Working Capital; and

(vi)     Any payments required to be made pursuant to this Section 2.10(h) will be made by wire transfer within five (5) business days after the final determination of actual Net Working Capital.

Section 2.11. Prorations. All Taxes, assessments, utilities, insurance, rents and water charges for any leased premises that is the subject of an Assumed Contract (excluding any past due charges, late charges and/or penalties) will be prorated as of the Closing Date between Purchasers and Sellers at Closing. At Closing, Purchasers will pay and reimburse Seller for the total amount of all prepaid rents, security deposits (and any accrued interest), any other prepaid occupancy expenses and any other prepaid expenses related to the Purchased Assets or Assumed Liabilities paid by Sellers on or before the Closing in connection with any period after the Closing. Following Closing, Sellers will reimburse Purchasers for the total amount of any occupancy expenses charged to the Purchasers after Closing by landlords of any leased premises that is the subject of an Assumed Contract that relate to any period prior to the Closing, such as annual reconciliations for common area maintenance charges and real estate taxes.

Section 2.12. Repurchase of Uncollectable Accounts Receivable. Ninety (90) days following the Closing Date, Sellers will repurchase from Purchasers by wire transfer to an account specified by Purchasers in writing up to $2,000,000.00 of Purchased Receivables (with a face amount equal to the amount to be paid therefor) identified and deemed by Purchasers, in their sole discretion, to be uncollectable (collectively, the “Redeemed Receivables”). Purchasers shall send written notice to Sellers not more than eighty (80) days following the Closing Date identifying the Purchased Receivables to be redeemed, the amount due thereof and a certification that such Purchased Receivables have not been collected by Purchasers. The parties agree that Purchasers shall be entitled to retain any amounts collected by them with respect to the Redeemed Receivables, notwithstanding the provision of this Section 2.12 or any other provision of this Agreement.  Purchasers retention of any amounts collected with respect to the Redeemed Receivables is intended by the parties to reflect uncollectable amounts within the Purchased Receivables but not included in the Redeemed Receivables. Sellers’ obligation pursuant to this Section 2.12, is absolute and unconditional, and not subject to reduction, offset, counterclaim or other deduction. The repurchase of certain Purchased Receivables by Sellers pursuant to this Section 2.12 is independent of any Net Working Capital adjustments pursuant to Section 2.10, and the inclusion of any Purchased Receivable in the Net Working Capital adjustment (which shall expressly not include any negative adjustment due to the uncollectable nature of such Purchased Receivable) shall not preclude such Purchased Receivable from being subject to repurchase pursuant to this Section 2.12.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, on a joint and several basis, represents and warrants to Purchasers, except as set forth in the Disclosure Schedule, as follows:

Section 3.1.   Organization and Good Standing. Each Seller is a corporation duly incorporated or organized, validly existing and in good standing under the laws of its state or province of incorporation/organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. Each Seller is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. Sellers have delivered to Purchasers true, complete and correct copies of each of its articles of incorporation and by-laws or comparable organizational documents as in effect on the date hereof.

Section 3.2.   Title to Assets.

(a)     Sellers have, and as of immediately prior to the Closing, Sellers will have, good, marketable and valid title to the Purchased Assets, free and clear of any security interest, mortgage, pledge, lien (including liens under any mortgage or deed of trust, mechanic’s or materialmen’s liens and judgment liens), option, debt, charge, encumbrance, covenant or restriction of any kind or character (collectively, “Liens”), except (i) any Lien for current Taxes not yet due and payable, (ii) liens and encumbrances arising under the Assumed Contracts, (iii) minor liens and encumbrances that have arisen in the ordinary course of business and that do not materially, individually or in the aggregate, detract from the value of the Purchased Assets subject thereto and which do not secure the payment of any amounts owed, and (iv) any Lien under the Transaction Documents ((i) - (iv) collectively, the “Permitted Liens”).

(b)     The Purchased Assets constitute all of the properties, assets and leasehold estates, real, personal and mixed, tangible and intangible, comprising or used in the operation of or associated with the Business and are sufficient for Purchaser to conduct the Business from and after the Closing Date without interruption and in the ordinary course of business, as it has been conducted by Sellers, except for the Excluded Assets.

Section 3.3.   Accounts Receivable; Prepaid Amounts.

(a)     All of the Purchased Receivables represent, and as of the Closing Date will represent, valid obligations of customers of Sellers or their respective Affiliates arising in the ordinary course of business and their respective Affiliates and in connection with bona fide transactions. Schedule 2.1(d) sets forth an accurate list and aging of the Purchased Receivables as of June 23, 2014 and the identity of the party from whom such receivable is owing. The Purchased Receivables arose in the ordinary course of business, consistent with past practices and represented bona fide claims against obligors for sales and other charges. Except to the extent expressly included in the reserves for doubtful or uncollectible accounts reflected in the calculation of Net Working Capital, none of the Purchased Receivables are subject to any agreement for deduction or discount (except as set forth in the applicable Assumed Contract, if any) or claim of offset, recoupment, setoff or counter-claim, other than agreements relating to a right of return, price protection, post-audits, marketing development funds, freight & handling, shortages, goods and services taxes (GST), harmonized sales taxes (HST), and other taxes, defective allowances, volume incentive rebates, terms discounts, destroyed-in-field credits, compliance charges and other charges and setoffs given in the ordinary course of the Business. None of the Purchased Receivables are subject to prior assignment.

(b)     The Purchased Prepaids represent advance payments in respect of expenses that could reasonably be expected to be incurred in connection with the Business. The Purchased Prepaids have been paid to a Person with whom Sellers or their respective Affiliates deals at arm’s length. The Purchased Prepaids arose in the ordinary course of business, consistent with past practices, represented bona fide claims against Sellers’ counterparties.

Section 3.4.   Intellectual Property.

(a)     Except as disclosed in Schedule 3.4(a) of the Disclosure Schedule, there are no third party joint owners of any Purchased Intellectual Property and Sellers are the sole and exclusive owners of all Purchased Intellectual Property, free and clear of any Liens other than Permitted Liens and the liens under the Credit Facility, all of which will be released as of Closing. Each item of Purchased Intellectual Property and Third Party Intellectual Property will be owned (except for non-assignable contracts for which a Required Consent has not been obtained) or available for use by Purchasers immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing, subject to the provisions of Section 2.9. The Purchased Intellectual Property and the Third Party Licensed Intellectual Property constitutes all material intellectual property necessary to conduct the Business, as currently conducted in all material respects., except the items described in Section 2.2(c), Section 2.2(d), Section 2.2(h), Parent’s corporate name and any derivations thereof and any Internet domain names, Internet and World Wide Web URLs or addresses and registrations or applications therefor not set forth on Schedule 2.1(j).

(b)     Schedule 3.4(b) of the Disclosure Schedule sets forth each item of Registered Intellectual Property that is included in the Purchased Intellectual Property, the jurisdiction in which such item of Registered Intellectual Property has been registered or filed and the applicable registration or serial number title, date of filing or issuance, names of all current applicant(s) and registered owner(s); provided, however, that domain names alone will be listed without accompanying disclosures. To Sellers’ knowledge, all assignments of Purchased Intellectual Property to Sellers have been properly executed and recorded, except for such deficiencies as would not materially affect the enforceability thereof. All issuance, renewal, maintenance and other payments that are or have become due with respect to Registered Intellectual Property have been timely paid by or on behalf of Sellers.

(c)     Except as set forth on Schedule 3.4(c) of the Disclosures Schedule, Sellers have received no notice of nor are there currently any pending inventorship challenges, interference, opposition or nullity proceedings, reissue, reexamination or other similar proceeding declared, commenced or provoked with respect to any Purchased Intellectual Property, or threatened (excluding, for the avoidance of doubt, office actions issued by Governmental Authority with respect to applications for Purchased Intellectual Property). Sellers have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all Purchased Patents filed by or on behalf of Sellers and have made no material misrepresentation in such applications.

(d)     Sellers have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets embodied in the Purchased Intellectual Property. Except as set forth on Schedule 3.4(d) of the Disclosure Schedule, no unauthorized disclosure of any trade secrets embodied in the Purchased Intellectual Property, including any portion of the source code of any Seller Business Software, has been delivered or disclosed to any third party escrow agent or any other Person who is not a Representative or contractor of Sellers or their respective Affiliates.

(e)     Sellers have taken commercially reasonable measures to (i) police the use of the Purchased Marks and (ii) enforce, to the extent Sellers reasonably determined it was commercially reasonable to do so, adequate quality control measures to ensure that no Purchased Marks that they have licensed to Third Parties have been abandoned.

(f)     To Sellers’ knowledge, (i) neither the conduct of the Business as currently conducted, nor the sale or use of any product, service or the Purchased Intellectual Property (including the design, manufacture, marketing, sale, distribution, license and support of the Purchased Software and/or Encore/Viva Products) as conducted by Sellers, resellers, or distributors since January 1, 2011 has infringed or misappropriated, and (i) do not currently infringe or misappropriate any Intellectual Property rights of any Third Party. There is no Matter pending against Sellers including before any Governmental Authority or arbitrator that (1) alleges that the Purchased Intellectual Property or the conduct of the Business infringes or misappropriates the Intellectual Property of any Third Party, or (2) challenges the validity or enforceability of any Purchased Intellectual Property, other than routine office actions of a Governmental Authority in connection with the registration, maintenance or renewal of any Registered Intellectual Property. To Sellers’ knowledge, each item of Purchased Intellectual Property is valid and enforceable.

(g)     To the knowledge of Sellers, no person or entity (including any current or former employee or consultant of Sellers) is infringing, violating or misappropriating any of the Purchased Intellectual Property. Sellers have made available to Purchaser copies of all written notices of any claims or threats concerning the infringement, violation or misappropriation of any Purchased Intellectual Property sent by Sellers to any Third Party since March 31, 2011.

(h)     Sellers maintain machine-readable copies of each Encore/Viva Product that conforms to the corresponding source code listing in all material respects. Each Encore/Viva Product currently being sold meets, in all material respects, the specifications and feature descriptions set forth in current written specifications provided by Sellers on any product packaging, Seller website, product manual and/or in any user guide (collectively, the “Specifications”). Each Encore/Viva Product currently being sold (excluding software under development) functions, repeatedly, without interruption, loss of data or erroneously or improperly formatted output in substantial conformance with the Specifications. To Sellers’ knowledge, there are no pending or threatened material claims that any Encore/Viva Product fails to comply in all material respects with any applicable warranty contained in the Assumed Contracts relating to the use, functionality or performance of such product.

(i)     Sellers have secured, and use commercially reasonable efforts to enforce a policy of securing, from each Person who is or was an employee or independent contractor of a Seller and who is or was involved in the creation or development of any Encore/Viva Products or the Purchased Intellectual Property (to the extent developed by Seller) has a valid and enforceable written agreement containing an irrevocable (subject to the limitations of any Legal Requirements) assignment of all right, title and interest in any inventions, discoveries, improvements thereof, works of authorship, whether or not patentable, invented, created, developed, authored, conceived or reduced to practice during the term of such Person’s employment and all Intellectual Property rights therein. All of the agreements referenced in the preceding sentence will continue to be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

(j)     Schedule 3.4(j) of the Disclosure Schedule identifies all material Open Source Software that is incorporated in any of the Purchased Intellectual Property or Encore/Viva Products that are sold, deployed, being used or maintained by Sellers as of the date of this Agreement. Except as set forth on Schedule 3.4(h) of the Disclosure Schedule, Sellers have not (i) incorporated Open Source Software into, or combined Open Source Software with, such versions of the Encore/Viva Products, (ii) distributed Open Source Software in conjunction with such versions of the Encore/Viva Products, or (iii) used Open Source Software with such versions of the Encore/Viva Products, in such a way that, with respect to clause (i), (ii), or (iii), creates material obligations for Sellers with respect to any Purchased Intellectual Property or Encore/Viva Products or grants to any Third Party any current or contingent rights or immunities under any Purchased Intellectual Property or Encore/Viva Product (including using any Open Source Software that require, as a condition of use, modification or distribution of such Open Source Software that other software incorporated into, derived from or distributed with such Open Source Software be (1) disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, or (3) be redistributable at no charge). To Sellers’ knowledge, Sellers are not in material breach of any of the material terms or conditions of any license to any Open Source Software.

(k)     Schedule 3.4(k) of the Disclosure Schedule sets forth a complete list of all software (including object code and/or source code) that is incorporated in the Purchased Software and is not solely owned by Sellers.

(l)     The products and services offered by the Business do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to materially impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data.

(m)     (i) Schedule 3.4(m) of the Disclosure Schedule identifies each material license, covenant or other agreement pursuant to which Sellers have assigned, transferred, licensed, distributed or otherwise granted any right or access to any person or entity, or covenanted not to assert any right, with respect to any past existing or future Purchased Intellectual Property, other than Outbound License Agreements, and (ii) Sellers have not agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any products or services offered by Sellers or any Third Party Intellectual Property rights other than indemnification obligations of Sellers pursuant to Outbound License Agreements.

Section 3.5.   Assumed Contracts.

(a)     Sellers have made available to Purchasers a true and correct copy of (i) each written and signed Material Assumed Contract (as defined below) which consists of the principal agreement and any written signed amendments thereto; and (ii) any other written and signed Assumed Contract. Schedule 3.5(a) of the Disclosure Schedule sets forth the following Assumed Contracts, each of which constitutes the valid and legally binding obligation of Sellers (the “Material Assumed Contracts”):

(i)     all Assumed Contracts that involve performance of services or delivery of goods or materials by a Seller where the payments thereunder exceeds $250,000 in Sellers’ prior fiscal year;

(ii)     all Assumed Contracts that involve performance of services or delivery of goods or materials by a vendor of a Seller to a Seller where the payments thereunder exceed $250,000 in Sellers’ prior fiscal year;

(iii)     all Assumed Contracts affecting the ownership of, leasing of, title to, use of or any leasehold or similar interest in any real property;

(iv)     all Assumed Contracts containing covenants that in any way purport to restrict a Seller’s business activity (other than as to confidentiality) or limit the freedom of a Seller to engage in any line of business or to compete with any Person;

(v)      each written guaranty and/or other similar undertaking constituting an Assumed Contract with respect to contractual performance extended by a Seller on behalf of a Third Party or an Affiliate;

(vi)     all Assumed Contracts constituting a license for Purchased Intellectual Property (other than Outbound License Agreements) where the payments thereunder exceed $250,000 in Sellers’ prior fiscal year;

(vii)     all Assumed Contracts related to or used in the operation of the Business that provide for capital expenditures in excess of $250,000 in Sellers’ prior fiscal year;

(viii)     all Assumed Contracts providing for severance, retention, change in control or other similar payments;

(ix)     all Contracts related to or used in the operation of the Business to or with individual Transferred Employees or agents or independent contracts of Sellers;

(x)     all Contracts related to or used in the operation of the Business with any labor union or association representing any Business Employee;

(xi)     all Assumed Contracts with any Governmental Authority; and

(xii)     all Contracts related to or used in the operation of the Business for joint venture, strategic alliance, partnership or sharing of profits.

For purposes hereof, the term “prior fiscal year” shall mean the 12-month period ending on March 31, 2014.

(b)     Each Material Assumed Contract is valid and legally binding obligation of Sellers and is enforceable in accordance with its terms subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Except as set forth in Schedule 3.5(b) of the Disclosure Schedule, there exists no material default or event of default or event, occurrence, condition or act, with respect to Sellers or which, with the giving of notice or the lapse of time (or both), or the consummation of the transactions contemplated by the Transaction Documents, would constitute (i) a material breach, default or event of default under any Material Assumed Contract (which, for the purposes of this Section 3.5 shall include each Personal Property Leases), or (ii) give any Third Party (A) the right to declare a material breach or default or exercise any material remedy under any Material Assumed Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Assumed Contract (outside of the expressed terms thereof in the ordinary course), (C) the right to accelerate the maturity or performance of any material obligation of Sellers under any Material Assumed Contract, (D) the right to cancel, terminate or modify any Material Assumed Contract, or (E) the right to an ownership interest in the Business Intellectual Property; provided, however, that the parties hereto acknowledge that Sellers may not be in compliance with the payment terms of all of the Material Assumed Contracts. To Sellers’ knowledge, no other party to any Material Assumed Contract is in breach of, violation of, or in default under the terms of any such Material Assumed Contract.

(c)     Except as set forth in Schedule 3.5(c) of the Disclosure Schedule, Sellers have not received any written notice regarding any actual or possible material violation or breach or default under, or intention to cancel or modify any Material Assumed Contract.

(d)     Schedule 3.5(d) of the Disclosure Schedule sets forth a true and correct list of the Contracts in which Sellers currently, actually provide any material logistical services (as opposed to distribution services) to certain of their vendors (“Logistics Contracts”) as of the date hereof.

Section 3.6.   Equipment; Condition of Fixed Assets.

(a)     All items of tangible personal property included in the Purchased Fixed Assets (expressly excluding any tangible personal property under the Personal Property Leases) are in good operating condition and repair, ordinary wear and tear excepted, and have been maintained in accordance with good industry practices. Such personal property is physically located at the places of Business and is owned outright by Sellers or their respective Affiliates or is validly leased by Sellers or their respective Affiliates.

(b)     Schedule 3.6(b) of the Disclosure Schedule sets forth all leases of personal property (“Personal Property Leases”) relating to the property used by Sellers in the Business.

Section 3.7.   Compliance with Legal Requirements. Sellers are in material compliance with all Legal Requirements relating to the use of the Purchased Assets or applicable to their respective operations of the Business. Since January 1, 2011, Sellers have not received any written or other notice from any Governmental Authority alleging any failure to comply with any Legal Requirement relating to the use of the Purchased Assets or applicable to their respective operations of the Business. Sellers are not, to their knowledge, under investigation by a Governmental Authority with respect to any violation of any Legal Requirement relating to the Purchased Assets or the Business.

Section 3.8.   Employee Matters.

(a)     Schedule 3.8(a) of the Disclosure Schedule specifies, with respect to each of the Business Employees listed on Schedule 5.2, (a) the base salary and bonus opportunity of such employee as of the date of this Agreement, (b) the original date of employment of such employee, (c) the position held by such employee as of the date of this Agreement, and (d) whether such employee is not available to perform work as of the date of this Agreement because of disability or other leave, and if so, specifying the nature of the disability or leave and the date such employee is expected to be available to perform work. Sellers have made available to Purchasers (except to the extent prohibited under applicable Legal Requirements) accurate information as of the date of this Agreement with respect to the severance payments, change in control payments and other contractual obligations or obligations under Sellers’ Business Plans that will be owed by Sellers or any Affiliate of Sellers to such Business Employees upon the termination of employment of such Business Employees in connection with the transactions contemplated by this Agreement.

(b)     Since January 1, 2011 Sellers have complied, and are currently in compliance, in all material respects with all Legal Requirements relating to employment or labor, including all Legal Requirements relating to wages, hours, collective bargaining, employment discrimination, civil rights, leave, safety and health, workers’ compensation, pay equity, classification of employees and/or independent contractors, and the withholding, collection and payment of social security and other employment-related Taxes. Except as set forth on Schedule 3.8(b) of the Disclosure Schedule, Sellers have not, within the three years prior to the date of this Agreement, taken any action that alone or combined with any other action of Sellers, could reasonably be construed as a “plant closing” or “mass layoff” within the meaning of WARN (or any similar applicable state or local plant closing or mass layoff law), and Schedule 3.8(b) of the Disclosure Schedule identifies all Transferred Employees who experienced an “employment loss” within the meaning of WARN (or any similar applicable state or local plant closing or mass layoff law) within the ninety (90) days prior to the date of this Agreement.

(c)     No collective bargaining agreement or other labor union contract currently applies, or since January 1, 2011 has applied, to any of the Business Employees, and, to Sellers’ knowledge, since January 1, 2011 there have been, and there currently are, no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that could affect Business Employees. For the past three years there has been no, and there currently is no, pending or, to Sellers’ knowledge, threatened, labor strike, dispute, walkout, work stoppage, unfair labor practice allegation, slow-down or lockout involving or affecting any Business Employees. To Sellers knowledge, no Transferred Employee has submitted a letter of resignation or has otherwise communicated to Sellers that such Transferred Employee intends to voluntarily terminate their employment with Sellers.

(d)     As of the date of this Agreement there are no material disputes, claims, controversies, audits, suits or investigations, whether internal or external, pending or, to the knowledge of Sellers, threatened against Sellers involving the Business Employees.

Section 3.9. Employee Benefits.

(a)     Schedule 3.9(a) of the Disclosure Schedule lists all Benefit Plans currently or during the past three (3) years maintained or contributed to for the benefit of Business Employees or any former employee of the Business or any Seller (individually, a “Business Plan,” collectively, the “Business Plans”), including any Benefit Plans maintained or contributed to for the benefit of the Business Employees that is subject to the Legal Requirements of any country other than the United States.

(b)     None of the Business Plans is, and no Seller, Parent or ERISA Affiliate has ever contributed to or had any obligation to contribute to: (i) a plan subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) a plan that provides welfare benefits that continue after retirement or other termination of employment (excluding benefits which continue only to the extent required by COBRA) or (iv) a pension, retirement or supplementary retirement plan, program, agreement or arrangement or superannuation of retirement savings arrangement, including pension plans, supplemental pensions, “registered pension plans” (as defined in the Income Tax Act (Canada) or other applicable legislation) and “retirement compensation arrangements” (as defined in the Income Tax Act (Canada) or other applicable legislation, and there has been no communication to any Person that could reasonably be expected to promise or guarantee any such benefits.

(c)     Each Business Plan has been maintained in all material respects in accordance with its terms and the requirements of ERISA and the Code, and Sellers, the Parent or any ERISA Affiliates have performed all obligations required to be performed by them under any Benefit Plan and are not in any material respect in default under or in violation of any such Benefit Plan.

(d)     Following the Closing, neither the Purchasers nor any of their Affiliates shall have, by operation of Law or otherwise, any Liability with respect to any Benefit Plan.

Section 3.10.   Certain Liabilities. As of the date of this Agreement, Sellers have no Liabilities relating to the Purchased Assets or the Transferred Employees other than (a) Liabilities incurred in the ordinary course of business and consistent with past practices incurred since March 31, 2014, (b) Liabilities set forth in on Schedule 3.10 of the Disclosure Schedule, and (c) Liabilities set forth in the Business Financial Statements.

Section 3.11.   Legal Proceedings. Except as disclosed in Schedule 3.11 of the Disclosure Schedule, (a) there is no Matter pending or, to Sellers’ knowledge, threatened against any Seller or its Affiliates as of the date of this Agreement, or to which Sellers are otherwise a party, nor to Sellers’ knowledge is there any reasonable basis for any such Matter; (b) there is no Matter pending or, to Sellers’ knowledge, being threatened against Sellers that challenges or could reasonably be expected to prevent, delay or make illegal any of the transactions contemplated by this Agreement or the Transaction Documents or result in a Material Adverse Effect; (c) Sellers are not subject to any Order, and Sellers are not in breach of any Order; (d) except as disclosed in Schedule 3.11 of the Disclosure Schedule, Sellers are not engaged in any legal action to recover monies due it or for Damages sustained by it; and (e) to Sellers’ knowledge, no investigation is threatened or contemplated by any Governmental Authority in respect of the Business or the Purchased Assets.

Section 3.12.   Authority; Binding Nature of Agreement. Each Seller has all necessary corporate power and authority and legal capacity to execute and deliver this Agreement and the Transaction Documents and to perform its respective obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby; and the execution, delivery and performance by such Seller of this Agreement and the Transaction Documents have been duly authorized by all necessary action on the part of such Seller and its respective board of directors or members and managers, as applicable. This Agreement has been, and each Transaction Document will be at or prior to Closing, duly and validly executed and delivered by each Seller which is a party thereto and this Agreement constitutes, and, upon execution thereof, each of the Transaction Documents to which a Seller is a party will constitute, the valid and binding obligation of such Seller, enforceable against such party in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. No vote of the holders of Parent’s shareholders is required to authorize the transactions contemplated by this Agreement.

Section 3.13.   Non-Contravention; Required Consents.

(a)     Except as set forth on Schedule 3.13(a) of the Disclosure Schedule, the execution and delivery by Sellers of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby, or compliance by Sellers with any of the provisions hereof or thereof will not result in any violation or breach of, or conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation of the loss of a material benefit under, or give rise to any obligation of Sellers to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or asserts of Sellers under any provision of: (i) the articles of incorporation or organization, bylaws, operating agreement or other charter or organizational documents of any Seller; (ii) any Material Assumed Contract or Permit to which any Seller is a party or by which any Purchased Assets are bound; (iii) any Order applicable to Sellers or by which any Purchased Assets are bound; or (iv) any applicable Legal Requirement.

(b)     No Consent, Permit or authorization of or filing with, or notification to, any Person or Governmental Authority is required on the part of Sellers in connection with (i) the execution and delivery of this Agreement or the Transaction Documents, the compliance by Sellers with any of the provisions hereof and thereof, the consummation of the transactions contemplated hereby and thereby or the taking by Sellers of any action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Material Assumed Contract or Permit, except as set forth on Schedule 3.13(b) of the Disclosure Schedules.

Section 3.14.   Financial Statements.

(a)     Sellers have delivered or made available to Purchasers (a) the unaudited, adjusted pro forma non-GAAP income and cash flow statements of the Business for the year ended March 31, 2014 and (b) the adjusted pro forma, unaudited working capital statement of the Business as of March 31, 2014 (the “Working Capital Statement Date”) (together, the “Business Financial Statements”). The Business Financial Statements have been prepared in good faith and derived from the financial books and records maintained by Sellers for the Business. The Business Financial Statements have not been prepared in accordance with GAAP but have been prepared consistent with Sellers’ past practice. The reserves set forth on the Business Financial Statements have been prepared in accordance with GAAP, consistent with Sellers’ past practice. The Business Financial Statements do not reflect adjustments for stock compensation, depreciation, amortization of intangible assets, foreign currency gains and losses, income tax accounting, or purchase accounting adjustments related to Parent’s acquisition of the assets of any Seller, including separating the financial statements between the predecessor and successor periods. The Business Financial Statements also include revenue and expenses related to the allocation of general and administrative, information technology and facilities costs, which have been estimated in good faith but which may not be representative of the costs the Business would have incurred had the Business been held and operated on a standalone basis; provided however, that no allocation was made for corporate marketing and branding costs which may have benefited the Business. After taking into account the preceding exceptions, the Business Financial Statements present fairly in all material respects, the working capital, financial position and the results of the operations of the Business for the respective periods therein stated. The Business Financial Statements are derived from the audited year-end financial statements of Parent and all work papers, schedules and other documents reflecting the manner in which the Business Financial Statements have been derived from and reconciled with the audited year-end financial statements of Parent have been provided to Purchasers and are true, correct and complete in all material respects.

(b)     Sellers keep books, records and accounts which, in reasonable detail, accurately and fairly reflect, in reasonable detail, the transactions related to and dispositions of their respective assets. Sellers maintain systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization and (ii) the recorded accountability for assets is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.15.   Inventory. All items of Purchased Inventory, whether or not reflected in the Business Financial Statements, are salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which reserves in accordance with GAAP have been established. All items of Purchased Inventory reflected in the Business Financial Statements are valued at the lower of cost or market. Except for Permitted Liens and Liens arising under the Credit Facility, which will be released as of Closing, all Purchased Inventory is owned by Sellers free and clear of all Liens. The quantity and type of inventories owned by Sellers that are consigned to customers of Sellers have been reconciled with each customer of Sellers during calendar year ending December 31, 2013, and true and accurate adjustments have been made on Sellers’ books and records to reflect the results of such reconciliations.

Section 3.16.   Taxes. All Tax returns required to be filed by Sellers with respect to the Business and the Purchased Assets for all taxable periods ending on or prior to the date hereof have been or will be duly and timely (within any applicable extension periods) filed with the appropriate governmental authorities in all jurisdictions in which such Tax returns are required to be filed and have been prepared in compliance with applicable Legal Requirements. All Taxes that are due and payable with respect to the Business, including any applicable sales taxes with respect to sales of products, have been timely paid. All Taxes that Sellers are required to withhold or collect pursuant to Legal Requirements have been duly and timely withheld or collected and have been timely paid over to the appropriate Governmental Authority to the extent due and payable. All Taxes required to be withheld or collected by Sellers on or prior to the Closing Date from the Transferred Employees (including Persons designated as independent contractors) have been properly withheld and, if required on or prior to the Closing Date, have been deposited with, or paid as directed by, the appropriate Governmental Authority. There are no audits of Tax returns of Sellers pending or, to the knowledge of Sellers, threatened, and all past audits of Tax returns of Sellers, if any, have been settled. There are no deficiencies proposed or assessed as a result of any pending audit. Sellers are not a party to any pending or, to the knowledge of Sellers, threatened action or proceeding against Sellers for the assessment or collection of Taxes by any Legal Requirements, and there is no basis for any such action or proceeding. There are no Liens on the Purchased Assets for Taxes (other than Taxes that are not yet due and payable). Sellers have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency. Sellers are not the beneficiary of any extension of time within which to file any Tax Return with respect to the Business. No claim has ever been made by an authority in a jurisdiction where Sellers do not file Tax Returns that the Business is or may be subject to taxation by that jurisdiction. Sellers have not been a party to any ‘‘reportable transaction,’’ as defined in Code §6707A(c)(1) and Reg. §1.6011-4(b). Sellers have made available complete copies of all material Tax returns relating to the Purchased Assets or the Business relating to the taxable periods that ended after December 31, 2010. Canadian Seller is not a “non-resident’ pursuant of the meaning of such term in the Income Tax Act (Canada).

Section 3.17.   No Brokers or Finders. Except for Craig-Hallum Capital Group, neither Sellers nor any of their respective Affiliates have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated by this Agreement.

Section 3.18.   Subsequent Events. Since March 31, 2014, except as set forth on Schedule 3.18 of the Disclosure Schedule, (a) Sellers have conducted the Business only in the ordinary course of business and (b) there has not been a Material Adverse Effect. Without limiting the generality of the foregoing, since March 31, 2014, Sellers have not: (a) sold, leased, or disposed of any material assets of the Business outside the ordinary course of business; (b) accelerated, terminated, modified or canceled any Assumed Contract except in the ordinary course of business; (c) accelerated, waived, wrote-off or canceled the payment of any Purchased Receivable outside the ordinary course of business; (d) experienced any material damage, destruction or loss to the material assets of the Business; (e) changed its methodology of accounting for inventories owned by Sellers that are consigned to customers of Sellers except to the extent required by GAAP; (f) entered into any Assumed Contract (or series of related Contracts) other than in the ordinary course of business; (g) granted any increase in the base compensation of any Transferred Employee or made any other material change in employment terms for any employee, except for normal compensation increases made in the ordinary course of business; (h) changed accounting or Tax reporting principles, methods or policies, except to the extent required by any Legal Requirement; or (k) entered into any commitment to do any of the foregoing. Since September 27, 2012, Sellers (a) have not materially changed or modified their respective credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) in a manner inconsistent with past practice, and (b) have materially maintained policies and procedures with respect to the payment of payables and the collection of receivables consistent with Sellers’ past practices.

Section 3.19.   Real Property.

(a)     Schedule 3.19(a) of the Disclosure Schedule, sets forth a complete list of each real property lease constituting an Assumed Contract and all amendments, extensions, supplements, letter agreements, renewals, waivers and writings exercising rights therewith, to which Sellers are a party or by which it is bound has been provided to Purchasers (collectively, the “Real Property Leases”). Sellers have provided to Purchasers true, correct and complete copies of each the Real Property Leases.

(b)     Sellers have a valid, bind and enforceable leasehold interest under each Real Property Lease. Each of the Real Property Leases is in full force and effect.

(c)     Sellers have all material certificates of occupancy and Permits issued by any applicable Governmental Authority necessary for the current use and operation of each Real Property Lease, and Sellers have fully complied with all material conditions of the Permits applicable to them. No material default or violation, or event that with the lapse of time or giving notice or both would become a material default or violation, has occurred in the due observance of any Permit.

(d)     To Sellers’ knowledge, there are no structural deficiencies or latent defects affecting any of the buildings, fixtures, and improvements which are the subject of the Real Property Leases.

Section 3.20. Environmental Matters.

(a)     Except as set forth in Schedule 3.20(a) of the Disclosure Schedule, neither the leased real property which is the subject of each Real Property Lease (collectively, the “Leased Real Property”) nor the Business are in violation of any Environmental Laws or Environmental Permits and Sellers and their Affiliates are not in violation of any Environmental Laws or Environmental Permits with respect to the Leased Real Property or the Business.

(b)     Except as set forth in Schedule 3.20(b) of the Disclosure Schedule, there have been no releases, discharges, disposal or other handling of Hazardous Substances at any Leased Real Property by Sellers and/or by the Business (i) except in compliance with Environmental Laws and/or (ii) in a manner that has resulted in or is reasonably likely to result in Liabilities under Environmental Laws.

(c)     Except as set forth in Schedule 3.20(c) of the Disclosure Schedule, to Sellers’ knowledge, none of the Leased Real Property have (i) any underground storage tanks, whether empty, filled or partially filled with any substance, or (ii) any asbestos containing materials.

(d)     Except as set forth in Schedule 3.20(d) of the Disclosure Schedule, neither Sellers nor any of their Affiliates have received any written request for information and/or any notice, order or other communication alleging that they may have Liabilities under any Environmental Laws with respect to the Leased Real Property or the Business.

(e)     Except as set forth in Schedule 3.20(e) of the Disclosure Schedule, to Sellers’ and their Affiliates’ knowledge, there is no notice, Lien, Proceeding or threatened Proceeding relating to an alleged Liabilities under Environmental Laws with respect to the Leased Real Property or the Business.

(f)     The Leased Real Property, the Business, Sellers and/or their Affiliates hold all Environmental Permits required in connection with the occupancy, use and operation of the Leased Real Property and the operation of the Business and, to the extent permitted by law, Sellers and/or their Affiliates shall effectively transfer to Purchasers (with Purchasers’ necessary cooperation and assistance) all such Environmental Permits, all of which are in good standing and are not subject to meritorious challenge.

(g)     Schedule 3.20(g) of the Disclosure Schedule contains a list of all Environmental Permits and all written reports, correspondence, and other documentation in Sellers’ and their Affiliates’ possession regarding Hazardous Substances, Environmental Permits, and any environmental conditions with respect to the Leased Real Property and/or the Business (collectively, “Environmental Documentation”) and Sellers and their Affiliates have provided Purchasers with copies of all such Environmental Documentation prior to the date hereof.

Section 3.21.   Insurance. Attached hereto as Schedule 3.21 is a complete and accurate list of the insurance policies covering the ownership and operations of the Business and the Purchased Assets, reflecting the policies’ terms, identity of insurers, amounts and coverage. All of such policies are now and will be until Closing in full force and effect (unless replaced with comparable coverages) with no premium arrearages.

Section 3.22.  Transactions with Related Parties.

(a)     Except as otherwise disclosed on Schedule 3.22(a) of the Disclosure Schedule, (i) none of the customer, vendors, distributors or sales representatives of Sellers is a Related Party; (ii) none of the Purchased Assets are owned or leased to or from any Related Party; (iii) no Related Party owes any material amount to Sellers nor do Sellers owe any material amount to, or have Sellers committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Party; (iv) no Related Party has any claim or cause of action against any Sellers; (v) no Related Party owns any material direct or indirect interest in, controls or is a director, officer, employee or partner of, or consultants to, or lender to or borrower from any Person which is a material competitor, material vendor, material customer, landlord, material creditor or material debtor of Sellers; (vi) no Related Party is a party to any Assumed Contract with Sellers; and (vii) no Related Party provides any administrative, legal, accounting or other services to Sellers except in the ordinary course of business on arm’s length terms.

(b)     Except as set forth on Schedule 3.22(b) of the Disclosure Schedule, any Assumed Contracts required to be disclosed on Schedule 3.22(a) of the Disclosure Schedule are on arms-length terms.

Section 3.23.   Customers and Vendors. Schedule 3.23 of the Disclosure Schedule sets forth the names of the fifteen (15) vendors and ten (10) customers to whom Sellers paid or from whom Sellers have received the greatest sum of money in respect of services, products or materials provided to or from Sellers in respect of the Business during the twelve (12) month period ending March 31, 2014. Except as set forth on Schedule 3.23 of the Disclosure Schedule, (a) in the past twelve (12) months, no such vendor or customer set forth on Schedule 3.23 of the Disclosure Schedule has notified Sellers that it is canceling or otherwise terminating, or that it intends to cancel or otherwise terminate, its relationship with Sellers, and (b) no such vendor or customer set forth on Schedule 3.23 of the Disclosure Schedule has in the past twelve (12) months materially and adversely changed its relationship or, to Sellers’ knowledge, overtly threatened to materially and adversely change its relationship, with such Seller.

Section 3.24.   Product Liability. Except as set forth on Schedule 3.24 of the Disclosure Schedule, since January 1, 2011, Sellers have not received any written notice claiming, nor is subject to any pending or, to Seller’s knowledge, threatened Matter arising from any guarantee, warranty, patent or other indemnity, or subject to any claim for product liability, as a result of (i) the ownership, possession or use of any Encore/Viva Product actually owned by or manufactured by Sellers prior to the Closing Date, or (ii) the physical medium of any Encore/Viva Product licensed and actually sold by Sellers.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser, on a joint and several basis, hereby represents and warrants to Sellers as follows:

Section 4.1.   Due Organization. WYNIT, WD Encore Software, LLC, WD Navarre Digital Services, LLC, WD Navarre Distribution, LLC, WD Navarre Digital Services, LLC and WD Navarre Holdings, LLC are each limited liability companies duly organized, validly existing and in good standing under the laws of the State of New York, and WD Navarre Canada, ULC, is an unlimited liability company duly organized, validly existing and in good standing under the laws of Nova Scotia, and each such Purchaser and has all requisite limited liability company power or unlimited liability company power (as applicable) and authority to own, lease and operate their properties and to carry on their business as now conducted and as currently proposed to be conducted. Such Purchaser is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

Section 4.2.   Matters. There is no Matter pending or, to such Purchaser’s knowledge, being threatened against such Purchaser that challenges or could reasonably be expected to effect, prevent, delay or make illegal any of the transactions contemplated by this Agreement or the Transaction Documents.

Section 4.3.   Authority; Binding Nature of Agreement. Such Purchaser has all necessary corporate power and authority, authority and legal capacity to execute and deliver this Agreement and the Transaction Documents and to perform its respective obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby; and the execution, delivery and performance by such Purchaser of this Agreement and the Transaction Documents have been duly authorized by all necessary action on the part of such Purchaser and its respective board of directors or members and managers, as applicable. No vote of the holders of such Purchaser’s equity interests is required to authorize the transactions contemplated by this Agreement. This Agreement has been, and each Transaction Document will be at or prior to Closing, duly and validly executed and delivered by such Purchaser which is a party thereto and this Agreement constitutes, and, upon execution thereof, each of the Transaction Documents to which such Purchaser is a party will constitute, the valid and binding obligation of such Purchaser, enforceable against such party in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.4.   Non-Contravention; Consents. The execution and delivery by such Purchaser of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby, or compliance by such Purchasers with any of the provisions hereof or thereof will not result in any violation or breach of, or conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation of the loss of a material benefit under, or give rise to any obligation of such Purchaser to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of such Purchaser under any provision of: (a) any provision of the articles or certificate of incorporation, articles or certificate of organization, limited liability company agreement or operating agreement, bylaws or other charter or organizational documents of such Purchaser; or (b) any Legal Requirement applicable to the Purchased Assets or any material Contract to which such Purchaser is a party. Such Purchaser is not required to obtain any Consent from any Person at or prior to the Closing in connection with the execution and delivery of this Agreement or the Transaction Documents or the sale of the Purchased Assets to such Purchaser.

ARTICLE V.
COVENANTS OF THE PARTIES

Section 5.1. Consents. In the period after Closing, Purchasers shall reasonably cooperate with Sellers efforts to (a) obtain the Required Consents to the Material Assumed Contracts, and (b) arrange for Sellers and its Affiliates to be released and discharged from such party’s Liabilities under the Assumed Contracts, to the extent such Liabilities are Assumed Liabilities pursuant to Section 2.4.

Section 5.2. Employment Matters.

(a)     At or prior to Closing, Purchaser will extend to the Transferred Employees an individualized written offer of employment that, if accepted, would provide such Transferred Employee with compensation, benefits and terms of employment upon terms which are determined by Purchaser in accordance with Purchaser’s regular employment policies and practices. Purchaser will hire each Transferred Employee who accepts the written offer of employment extended to such Transferred Employee by Purchaser, subject to the terms of such written offer. Seller shall provide any required notice under the WARN Act and otherwise comply with the WARN Act with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) including as a result of the consummation of transaction contemplated by this Agreement with respect to any Business Employees terminated at or immediately prior to Closing.

(b)     Purchaser agrees to (i) give each Transferred Employee credit for the plan year in which the Closing occurs towards applicable deductibles and annual out of pocket limits for expenses incurred by such Transferred Employee prior to the Closing under Sellers’ or its Affiliates’ employee benefit plans, provided that Sellers timely deliver the necessary information to Purchaser and to the extent that Purchaser reasonably determines that doing so would not cause a Purchaser employee benefit plan to cease to be a high deductible health plan as defined in Section 223(c)(2) of the Code, and (ii) give each Transferred Employee service credit for such Transferred Employee’s employment with Sellers or their respective Affiliates prior to the Closing for purposes of calculating eligibility to participate and vesting credit under each applicable employee benefit plan of Purchaser or one of its Affiliates or as required by applicable statutory law, as if such service had been performed with Purchaser or one of its Affiliates. Nothing in this Section 5.2(b) is intended to prevent Purchaser from terminating any of its benefit plans.

(c)     Sellers shall use commercially reasonable efforts to achieve an orderly transfer of the Transferred Employees to the employment of Purchaser as contemplated by this Agreement.

(d)     Sellers shall take action to cause the Transferred Employees’ account balances, if any, under any Business Plan providing for retirement benefits to become fully vested as of the Closing Date.

(e)     Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment to any particular employee benefit plan of Purchaser or any Seller, (ii) obligate Purchaser or any of its Affiliates to (A) maintain any particular benefit plan or arrangement or (B) retain the employment of any particular employee, (iii) prevent Purchaser or any of its Affiliates from amending or terminating any benefit plan or arrangement, or (iv) give any third party the right to enforce any of the provisions of this Agreement.

Section 5.3.   Further Assurances; Preservation of Records.

(a)     Following the Closing, each party hereto will, to the extent reasonably requested by the other party hereto and at such other party’s sole expense, execute and deliver such documents and instruments and take such other actions as such other party may reasonably request in order to consummate and make effective the transactions contemplated by this Agreement, including such actions as may be necessary to transfer the Purchases Assets to Purchasers.

(b)     Promptly following Closing, Purchasers shall inform each customer and vendor to the Business of this transaction, provide payment instructions for the applicable Purchaser and shall promptly work to ensure all payments on any Purchased Receivables (other than, 90 days after Closing, a Redeemed Receivable) or under any Assumed Contract are paid to the applicable Purchaser. Following Closing, Sellers shall remit to Purchasers any cash, wire and other forms of monetary receipts that may be received by Sellers representing payments on any Purchased Receivable (other than, 90 days after Closing, a Redeemed Receivable) or are received by Sellers or are credited to Sellers pursuant to any Assumed Contract, or that relate to a Purchased Asset (“Receipts”) as further set forth below:

(i)     Sellers will report to WYNIT and will transfer by wire (and not ACH) to bank accounts designated in writing by WYNIT in the United States (for amounts received by the Sellers in the United States) or Canada (for receipts by the Sellers in Canada) all Receipts along with associated details, including the name of the customer or other payor, the document number(s) (if any) associated with the Receipt and the amount of the Receipt in US or Canadian dollars after the Sellers’ bank(s) recordation of such Receipt.  The Sellers will transmit to Purchaser such information via e-mail in Microsoft Excel files.

(ii)     For the first ninety (90) days following Closing, Sellers shall use commercially reasonable efforts to deliver such Receipts and the accompanying information on the business day of receipt; provided, however, that to the extent such Receipts and the accompanying information are not delivered on such business day, then such Receipts shall be transferred by wire and reported on the next business day for Receipts received by the Sellers in the United States, and within two (2) business days for Receipts received by the Sellers outside of the United States.

(iii)     For the period beginning on the ninety first (91st) day after the Closing through the date which is twelve (12) months following Closing, (i) Sellers shall deliver any Receipts and the accompanying information received on Monday through Thursday (and, if commercially reasonable, Friday) of any calendar week (along with any funds theretofore unremitted from the prior calendar week) received by the Sellers in the United States on the Friday of such calendar week (or, if such Friday is not a business day, on the next business day); and (ii) Sellers shall deliver any Receipts and the accompanying information received on Monday through Wednesday (and, if commercially reasonable, Thursday) of any calendar week (along with any funds theretofore unremitted from the prior calendar week) received by the Sellers outside of the United States on the Friday of such calendar week (or, if such Friday is not a business day, on the next business day).

(iv)     Twelve (12) months following Closing, Parent and WYNIT shall review current Receipts activity and mutually decide whether to continue the remittance and reporting contemplated above or whether to employ different processes, if necessary, it being understood that such Receipts shall be the property of Purchasers.

(c)     Sellers to the extent not transferred to Purchaser, and Purchasers agree that each of them shall preserve and keep records held by it or their Affiliates relation to the Business for a period of three (3) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Matters against or governmental investigations of Sellers or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and the Transaction Documents. After the expiration of such three (3) year period, neither Purchaser nor Sellers will destroy any of such books or records of the Business without giving the other the opportunity, at the other party’s sole expense, to take possession thereof within ninety (90) days following the expiration of such period.

(d)     In addition to the foregoing, Purchasers will use commercially reasonable efforts to cooperate with Sellers regarding any Excluded Matters and shall make such records and personnel available to the other as may be reasonably required by Sellers with respect thereto, provided that Purchasers shall not be required to incur any out of pocket costs in connection therewith.

Section 5.4. Restrictive Covenants.

(a)     To induce Purchaser to enter into this Agreement, Sellers covenant and agree that during the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), each Seller will not, and will cause each of its Affiliates not to, directly or indirectly, own, invest in, engage in, manage, operate, control, participate in the ownership, management, operation or control of, any business, whether corporate, proprietorship or partnership form or otherwise, engaged in any Competitive Enterprise in the United States or Canada. “Competitive Enterprise” shall mean the business of (i) distributing consumer packaged products to retailers; (ii) distributing (including electronic downloads) consumer packaged software to retailers; (iii) manufacturing or developing consumer Software products; or (vi) licensing or distributing consumer Software products to wholesalers, retailers or to end-users, but, in each case, shall expressly exclude the provision of services consisting of warehousing and/or shipping products to any Person when those products are not owned by or consigned to Sellers, or the ownership, without the ability to control, of not more than three percent (3%) of the securities of any company registered on any national securities exchange or trading market. The provisions of this Section 5.4(a) shall not apply to or adversely affect any Person that acquires any Seller to the extent such Person invests in, engages in, manages, operates, controls, or participates in the ownership, management, operation or control of, any Competitive Enterprise prior to the acquisition of such Seller.

(b)     For a period of two (2) years following Closing, (i) each Seller will not, and shall cause each of its Representatives not to, directly or indirectly on behalf of any other Person, solicit, induce encourage any employee of or contractor to any Purchaser or any of its Affiliates as of the date hereof or at any time in the future to leave his or her employment with such Purchaser or its Affiliates or hire, employ or otherwise engage any such individual; and (ii) each Purchaser will not, and shall cause each of its Representatives not to, directly or indirectly on behalf of any other Person, solicit, induce encourage any employee of or contractor to any Seller or any of its Affiliates (other than a Transferred Employee) as of the date hereof or at any time in the future to leave his or her employment with such Seller or its Affiliate or hire, employ or otherwise engage any such individual. Nothing contained in this Section 5.4(b) shall prohibit a party from generalized solicitations of potential employees by use of advertisements in the media that are not targeted at such employees or contractors.

(c)     From and after the Closing Date, Sellers shall, and shall cause each of their Representatives, (i) not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of Purchasers any Confidential Information used in the operations of the Business and (ii) to keep confidential any Confidential Information used in the operations of the Business, except for any such information that (A) is available to the public on the Closing Date, (B) thereafter becomes available to the public other than as a result of a disclosure by Sellers or their Representatives (other than pursuant to a legal obligation to do so or in connection with the enforcement of its rights under this Agreement), or (iii) is or becomes available to Sellers or their Representatives on a non-confidential basis from a source that is not prohibited from disclosing such information to such Sellers or any of its Representatives by legal, contractual or fiduciary obligation to any other Person; provided, that nothing contained in this Section 5.4(c) shall prohibit Sellers from disclosing any information should such Seller or its Representative be required to disclose any such information in response to an Order or as otherwise required by Legal Requirements; provided, that in any such case it shall inform WYNIT in writing of such request or obligation as soon as possible after such Seller is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained by Purchasers. If any Seller or its Representatives are obligated to make such disclosure, it shall only make such disclosure to the extent to which it is so obligated, but not further or otherwise. Notwithstanding the provisions contained herein, this Section 5.4(c) shall not apply to any Seller to the extent of any disclosures of any Confidential Information that Parent reasonably believes, after receiving the advice of outside counsel, is necessary to be disclosed under any Legal Requirement arising under the Securities and Exchange Act of 1934, as amended, and the regulations promulgated thereunder, or by any listing agreement with a national securities exchange or trading market.

(d)     Notwithstanding anything to the contrary, in the case of breach of the covenants in this Section 5.4, (i) the non-breaching party may seek specific performance to cause the breaching party to cease such breach and refrain from any such future breaches and (ii) the claiming of damages for any losses incurred by the non-breaching party due to actions prohibited by the aforesaid covenants shall remain unaffected.

(e)     The parties hereto acknowledge that the covenants set forth in this Section 5.4 are an essential element to this Agreement and that, but for these covenants, the parties hereto would not have entered into this Agreement. The parties hereto specifically acknowledge and agree that each party has received adequate consideration in exchange for entering into these covenants, the foregoing restrictions are reasonable and necessary to protect the legitimate interest of Purchasers and Sellers post-Closing, including the goodwill of the Business that Purchasers shall be purchasing from Sellers pursuant the transactions contemplated by this Agreement and the Transaction Documents and Sellers’ need to retain qualified personnel. The parties hereto acknowledge that this Section 5.4 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provisions of this Agreement or any other document contemplated by this Agreement.

(f)     It is the intention of the parties hereto that is any of the restrictions or covenants contained in this Section 5.4 is held to cover a geographic area or to be for length of time which not permitted by Legal Requirements, or in any way construed to be too broad to any extent invalid, such restrictions or covenants shall be construed to be null, void, and of no effect, but to the extent such restrictions or covenants would be valid or enforceable under applicable Legal Requirements, a court of competent jurisdiction shall construe and interpret this Section 5.4 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contain in this Section 5.4) that would be valid and enforceable under law.

ARTICLE VI.
DELIVERIES AT CLOSING

Section 6.1.   Transaction Documents and Additional Documents. Each of the following documents shall be executed on behalf of Sellers and delivered to Purchasers at the Closing:

(a)     one or more bills of sale in the form attached hereto as Exhibit E (the “Bill of Sale”), transferring the tangible personal property included in the Purchased Assets to the applicable Purchaser;

(b)     one or more assignment and assumption agreements in form attached hereto as Exhibit F (the “Assignment and Assumption Agreement”) effecting the assignment to and the assumption by the applicable Purchaser of the Purchased Assets and the Assumed Liabilities;

(c)     one or more assignments in the form attached hereto as Exhibit G (the “Intellectual Property Assignment”) transferring all of each Seller’s right, title and interest in and to the Purchased Intellectual Property to the applicable Purchaser;

(d)     the Security Agreement by Purchaser in favor of Parent, in the form attached hereto as Exhibit H (the “Security Agreement”);

(e)     the Inter-Creditor Agreement by and among WYNIT, Parent, KeyBank National Association and General Electric Capital Corporation, in the form attached hereto as Exhibit I (the “Inter-Creditor Agreement”);

(f)     the Escrow Agreement by and among WYNIT, Parent, Garrison Loan Agency Services LLC, Wells Fargo Capital Finance, LLC, KeyBank National Association and Wells Fargo Bank, in the form attached hereto as Exhibit J (the “Escrow Agreement”);

(g)     with respect to each Real Property Lease, an assignment and assumption of lease and consents from relevant landlords thereon in form and substance reasonably acceptable to the applicable Purchaser;

(h)     consent to sublease from the landlord pursuant to the Real Property Lease for Mississauga, Ontario, Canada;

(i)     Sublease, between Parent, Canadian Seller and WYNIT of the Real Property Lease for Mississauga, Ontario, Canada (the “Sublease”);

(j)     bailee acknowledgements from Sellers relating to Sellers’ facilities located in New Hope, Minnesota and Richardson, Texas;

(k)     the Transition Services Agreement;

(l)     certificates of good standing (or similar certificates) for each Seller, dated not more than ten (10) calendar days prior to the Closing Date, issued by the Secretary of State of the state or province of its formation; and

(m)     all instruments and documents necessary to release any and all Liens (other than Permitted Liens) on the Purchased Assets, including, without limitation, Liens arising under the Credit Facility.

Section 6.2. Transaction Documents and Additional Documents. Each of the following documents shall be executed on behalf of Purchaser and delivered to Sellers at the Closing:

(a)     the Assignment and Assumption Agreement;

(b)     the Transition Services Agreement;

(c)     Security Agreement;

(d)     the Inter-Creditor Agreement;

(e)     the Escrow Agreement;

(f)     the Note;

(g)     Sublease; and

(h)     certificates of good standing for each Purchaser (or similar certificates), dated not more than ten (10) calendar days prior to the Closing Date, issued by the Secretary of State of the state or province of its formation.

Section 6.3. Required Closing Consents. The parties shall have received all authorizations, consents, Orders or approvals of and filings or registrations with, and any permits, licenses or other authorizations required by, any Person, that are required for or in connection with, the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby but only to the extent that they are listed on Schedule 6.3 of the Disclosure Schedule (the “Required Closing Consents”).

ARTICLE VII.
INDEMNIFICATION

Section 7.1.   Indemnification by Sellers. Subject to the limitations set forth in this Article VII, from and after the Closing, Sellers, jointly and severally, shall indemnify each Purchaser, its Affiliates and their respective successors, assignees, officers, directors, principals, attorneys, agents, employees or other Representatives against any Damages that Purchaser, its Affiliates or their respective successors, assignees, officers, directors, principals, attorneys, agents, employees or other Representatives incur arising out of or as a result of:

(a)     any breach of the representations and warranties of any Seller set forth in Article III of this Agreement;

(b)     any breach by any Seller of its respective covenants or agreements set forth in this Agreement;

(c)     any Excluded Liability;

(d)     any Excluded Asset;

(e)     to the extent not an Assumed Liability, any Liability for the use, ownership, operation or maintenance of the Business and the ownership of the Purchased Assets prior to the Closing;

(f)     except to the extent the same arise pursuant to any Assumed Liability, claims asserted by third parties due to any failure of Sellers to comply with any applicable bulk transfer law in connection with the transactions contemplated hereby; and

(g)     the noncompliance of Canadian Seller with section 6 of the Retail Sales Tax Act (Ontario).

Section 7.2.   Indemnification by Purchasers. Subject to the limitations set forth in this Article VII, from and after the Closing, Purchasers, on a joint and several basis, shall indemnify each Seller, its Affiliates and their respective successors, assignees, officers, directors, principals, attorneys, agents, employees or other Representatives against any Damages that such Seller, its Affiliates or their respective successors, assignees, officers, directors, principals, attorneys, agents, employees or other Representatives incurs arising out of or as a result of:

(a)     any breach of the representations and warranties of a Purchaser set forth in Article IV;

(b)     any breach by Purchaser of the covenants or agreements of a Purchaser set forth in this Agreement;

(c)     the Assumed Liabilities;

(d)     the use, ownership, operation or maintenance of the Business and the ownership of the Purchased Assets from and after the Closing; and

(e)     any breach by Canadian Purchaser of its obligations set forth in the Sublease.

Section 7.3.   Limitations on Liability.

(a)     If a party entitled to be indemnified under this Article VII (an “Indemnified Party”) wishes to assert an indemnification claim against the party subject to such indemnification obligation under this Article VII (the “Indemnifying Party”), the Indemnified Party will deliver to the Indemnifying Party, as soon as reasonably practicable, a written notice (a “Claim Notice”) setting forth, in each case to the extent reasonably known at the time such Claim Notice is given, (i) to the specific representation, warranty or covenant alleged to have been breached by the Indemnifying Party or the specific other matter with respect to which the Indemnified Party is making such an indemnification claim; (ii) a reasonably detailed description of the facts and circumstances giving rise to the alleged breach of such representation, warranty or covenant or other matter; and (iii) a reasonably detailed description of, and a good faith estimate of the total amount of, the Damages actually incurred or expected to be incurred by the Indemnified Party as a result of such alleged breach or other matter. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have materially and adversely actually prejudiced the Indemnifying Party.

(b)     The Indemnified Party’s indemnification rights with respect to breaches of the representations and warranties of the Indemnifying Party, other than the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.9, Section 3.12, Section 3.13(a)(i), Section 3.16, Section 3.17, Section 4.1, Section 4.3 and Section 4.4 (the “Fundamental Representations”) will survive the Closing but will terminate and expire, and will cease to be of any force or effect, on the date that is eighteen (18) months following the Closing Date (the “Expiration Date”), and all Liability of the Indemnifying Party with respect to such representations and warranties will thereupon be extinguished; provided, however, that if, prior to the Expiration Date in the case of representations and warranties other than the Fundamental Representations, the Indemnified Party shall have duly delivered to the Indemnifying Party, in conformity with all of the applicable procedures set forth in Section 7.3(a), a Claim Notice setting forth a claim for indemnification based upon a breach by the Indemnifying Party of any of such representations or warranties, then the specific claim set forth in such Claim Notice will survive (and will not be extinguished upon) the Expiration Date. Any other claim for indemnification by any party under this Article VII may be asserted until expiration of the applicable statute of limitations under which a Third Party could assert a claim against the Indemnified Party, plus 60 days.

(c)     Other than with respect to the Fundamental Representations, the Indemnifying Party will not be required to indemnify the Indemnified Party with respect to any breach by the Indemnifying Party of any of the representations and warranties of the Indemnifying Party set forth in this Agreement, except to the extent that the cumulative amount of the Damages actually incurred by Indemnified Party as a result of all such breaches actually exceeds one percent (1%) of the Purchase Price (the “Threshold Amount”); after which time the entire amount of such Damages occurring hereunder will be indemnifiable, including the Threshold Amount, subject to clause (d) below.

(d)     Other than with respect to the Fundamental Representations, the total amount of the payments that the Indemnifying Party can be required to make with respect to any breach by the Indemnifying Party of any of the representations and warranties of the Indemnifying Party set forth in this Agreement will be limited in the aggregate to a maximum of twenty percent (20%) of the Purchase Price (the “Cap”), and the Indemnifying Party’s cumulative Liability will in no event exceed such amount. In no event shall the Threshold Amount and Cap apply to any claims by any Indemnified Party for indemnification pursuant to (i) Section 7.1(b), Section 7.1(c), Section 7.1(d), Section 7.1(e), Section 7.1(f) or Section 7.1(g), (ii) Section 7.2(b), Section 7.2(c), Section 7.2(d) or Section 7.2(e) or (iii) Damages any Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by intentional fraud. Notwithstanding anything contained herein or in the Transaction Documents to the contrary, the aggregate liability of Sellers under the Transaction Documents or relating to the Business, the Excluded Liabilities and/or the transactions contemplated by the Transaction Documents, shall never exceed $30,000,000; provided that, upon the occurrence of any Event of Default under the Note (as such term is defined therein), such amount shall be reduced to the lesser of (1) $20,000,000 or (2) Two Hundred Percent (200%) of the sum of (x) $5,000,000 and (y) the total amount of principal actually paid under the Note.

(e)     No natural person who is a current or former stockholder, director, officer, employee, or advisor of an Indemnifying Party shall have any personal or individual Liability of any nature to the Indemnified Party or any Affiliate of the Indemnified Party with respect to any breach of any representation or warranty set forth in, or any other breach of, this Agreement.

(f)     The amount of any Damages that are subject to indemnification under this Article VII shall be calculated net of the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by the Indemnified Party or any Affiliate of the Indemnified Party in connection with such Damages (less the costs incurred by the Indemnified Party and its Affiliates in collecting such amounts, including any resulting increases in insurance premiums). In the event that an insurance recovery is made by the Indemnified Party or any Affiliate of the Indemnified Party with respect to any Damages for which the Indemnified Party has been indemnified hereunder, the Indemnified Party shall promptly pay to the Indemnifying Party, a sum equal to the lesser of (a) the actual amount of such insurance proceeds recoveries or (b) the actual amount of the indemnification payment previously paid with respect to such Damages.

(g)     To the extent the Indemnifying Party makes or is required to make any indemnification payment to the Indemnified Party, no right of subrogation against the Indemnifying Party will accrue hereunder to or for the benefit of the Indemnifying Party or any Third Party.

(h)     Other than claims seeking specific performance or injunctive or other equitable relief, the right of the Indemnified Party to assert indemnification claims against and receive indemnification payments from the Indemnifying Party pursuant to this Article VII will be the sole and exclusive right and remedy exercisable by the Indemnified Party with respect to any breach of any representation or warranty set forth in, or any other breach of, this Agreement; provided, however, that nothing contained in this Agreement shall be deemed to limit, impair or restrict in any manner any rights or remedies which any party hereto has, or might have, at law or in equity in case of any intentional fraud.

(i)     As promptly as reasonably practical after the Indemnified Party becomes aware of any event or circumstance that could reasonably be expected to constitute or give rise to any indemnification claim by the Indemnified Party under this Article VII, the Indemnified Party shall take commercially reasonable steps to mitigate and minimize all Damages that may result from such event or circumstance.

(j)     In the event that there are Assumed Contracts that constitute Logistics Contracts which are not on Schedule 3.5(d) of the Disclosure Schedule, except as set forth in the following sentence, Purchasers’ sole remedy shall be to require Sellers perform the services required under such Logistics Contracts on behalf of Purchasers for the consideration payable under such Logistics Contracts, and Sellers shall cooperate with Purchasers with respect thereto and perform such services. In the event, however, that the number of such Logistics Contracts materially exceed the Logistics Contracts set forth on such schedule and, notwithstanding the performance by Sellers of the obligations set forth above, Purchasers suffer material harm with respect to such vendors, Purchasers may seek indemnification as set forth in Section 7.1(a), above.

Section 7.4.   Defense of Third Party Claims. In the event that any Matter shall be instituted or that any claim or demand shall be asserted by any Third Party in respect of which indemnification may be sought under Section 7.1 or Section 7.2 (each, a “Third Party Claim”), then the Indemnified Party shall promptly deliver to the Indemnifying Party a written notice describing such Matter in reasonable detail; provided, however, that for the sole purpose of determining whether a Matter may give rise to an indemnification claim against the Indemnifying Party within the meaning of this sentence, the limitations set forth in Section 7.3(c) shall not be taken into account; and provided, further, that any failure by the Indemnified Party to comply with this Section 7.4 shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that it is materially prejudiced thereby. If the Third Party Claim (i) does not seek material injunctive relief or is not criminal in nature, and (ii) the Indemnifying Party shall have acknowledged in writing its obligation to indemnify for such Third Party Claim, the Indemnifying Party will have the right, at its election and at its sole expense, to assume the defense of any such Matter with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party elects to compromise or defend such asserted liability, it shall within (10) days (or sooner, if the nature of the asserted liability so requires) notify the Indemnified Party of its intent to do so, provided that the Indemnifying Party must conduct its defense of the Third Party Claim actively and diligently thereafter. If the Indemnifying Party elects to assume the defense of any such Matter, then:

(a)     the Indemnified Party, at its sole cost and expense, shall have the right to participate in the defense of any such Matter with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof;

(b)     notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party will not be required to pay or otherwise indemnify the Indemnified Party against any attorneys’ fees or other expenses incurred on behalf of the Indemnified Party in connection with such Matter following the Indemnifying Party’s election to assume the defense of such Matter; provided that if in the reasonable opinion of counsel to the Indemnified Party, (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the attorney’s fees or other expenses incurred on behalf of the Indemnified Party in each jurisdiction for which the Indemnified Party reasonably determines counsel is required;

(c)     the Indemnified Party will use reasonable efforts to make available to the Indemnifying Party all books, records and other documents and materials that are under the control of the Indemnified Party or any of the Indemnified Party’s Affiliates or Representatives and that the Indemnifying Party considers necessary or desirable for the defense of such Matter;

(d)     the Indemnified Party will execute such documents and take such other actions as the Indemnifying Party may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Matter:

(e)     the Indemnified Party will otherwise cooperate as reasonably requested by the Indemnifying Party in the defense of such Matter;

(f)     the Indemnified Party will not admit any Liability with respect to such Matter; and

(g)     the Indemnifying Party will have the exclusive right to settle, adjust or compromise such Matter, on such terms as the Indemnifying Party may consider appropriate, but only with the consent of the Indemnified Party (which will not be unreasonably withheld or delayed).

If the Indemnifying Party elects not to assume the defense of such Matter, fails to notify the Indemnified Party of its election to assume such defense, or contests its obligation to indemnify the Indemnified Party for such Damages under this Agreement, then the Indemnified Party may defend against, negotiation, settle or otherwise deal with such Matter.

Section 7.5.   Treatment of Payments. Any indemnification payments made by any party hereto pursuant to this Agreement and any payments made pursuant to Section 2.10(h) shall be treated by all other parties as an adjustment to the Purchase Price set forth in Section 2.3.

ARTICLE VIII.
MISCELLANEOUS

Section 8.1.   No Other Representations. The parties hereto acknowledge that, except as expressly set forth in Article III and Article IV and in the Transaction Documents, no party has made or is making any representations or warranties whatsoever to the other, implied or otherwise, including any implied warranties of merchantability, fitness for a particular purpose, title or non-infringement. Purchasers acknowledge that they have conducted, to its satisfaction, an independent investigation and verification of the Purchased Assets and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser is relying and has relied only on the results of its own independent investigation and verification and the representations and warranties of Sellers set forth in this Agreement and in the Transaction Documents.

Section 8.2.   Knowledge. The term “knowledge” with respect to Sellers means the actual knowledge of Richard Wills, Ryan Urness, Terry Tuttle, Ward Thomas, Michael Merson and Bradley Kearin, and the knowledge that such person would have obtained if such person had knowledge of written materials in their possession (including knowledge of emails and other documents).

Section 8.3.   Governing Law. This Agreement will be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of law).

Section 8.4.   Venue and Jurisdiction.

(a)     If any Matter or other legal action relating to this Agreement is brought or otherwise initiated, the venue therefor will be in Court of Chancery of the State of Delaware, which will be deemed to be a convenient forum. Purchasers and Sellers hereby expressly and irrevocably consent and submit to the jurisdiction of the Court of Chancery of the State of Delaware.

(b)     To the extent permitted by applicable Legal Requirements, each of the parties hereto hereby irrevocably waives any and all right to a trial by jury in any Matter arising out of or related to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby.

Section 8.5.   Notices. Any notice or other communication required or permitted to be delivered to a party under this Agreement must be in writing and will be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Purchasers:

c/o WYNIT Distribution, LLC

5801 East Taft Road

North Syracuse, New York

Attention: Peter Richichi

Facsimile: (315) 437-0432

with a copy (which shall not constitute notice) to:

Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, NY 14604

Attn: Craig S. Wittlin

Facsimile: (585) 232-2152

if to a Seller:

c/o Speed Commerce, Inc.

1303 E. Arapaho Rd.
Richardson, Texas 75081

Attn: General Counsel

Facsimile (214) 258-0150

with a copy (which shall not constitute notice) to:

Winthrop & Weinstine, P.A.

Suite 3500

225 South Sixth Street

Minneapolis, MN 55402

Attn: Scott J. Dongoske

Facsimile (612) 604-6800

Section 8.6.   Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and WYNIT, except as Parent reasonably believes, after receiving the advice of outside counsel and after informing all other parties to this Agreement, another form of press release may be required by Legal Requirement or by any listing agreement with a national securities exchange or trading market. Thereafter, so long as this Agreement is in effect, neither Sellers nor Purchasers shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the prior consultation of the other party, except as Parent reasonably believes, after receiving the advice of outside counsel and after informing all other parties to this Agreement, another form of press release may be required by Legal Requirement or by any listing agreement with a national securities exchange or trading market.

Section 8.7.   Assignment. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement (whether voluntarily, involuntarily, by way of merger or otherwise) to any other Person without the prior written consent of the other party; provided, however, that Sellers may, prior to the Closing, assign to any Person its right to receive all or any portion of the cash payment to be made by Purchasers hereunder; and provided, further, that (a) Purchasers shall have the right to assign any of its rights or obligations under this Agreement to one or more of its Affiliates, and Purchasers and each such Affiliate shall have the right to assign any of its rights or obligations under this Agreement to any purchaser of a material portion of its assets or a successor as part of Purchasers’ reorganization, sale or merger to or with such successor, so long as such party remains liable for such Affiliate’s or purchaser’s obligations hereunder, (b) Purchasers may assign its rights hereunder for collateral security purposes to any lender or lenders, or agent therefor, providing financing to Purchasers or any of its Affiliates in connection with the transactions contemplated hereby, or to any assignee or assignees of any such lender, lenders or agent, and (c) Sellers may assign its rights hereunder for collateral security purposes to any lender or lenders, or agent therefor, providing financing to Sellers or any of its Affiliates in connection with the transactions contemplated hereby, or to any assignee or assignees of any such lender, lenders or agent.

Section 8.8.   Parties in Interest. Nothing in this Agreement is intended to provide any rights or remedies to any employee of Sellers, or to any other Person other than the parties hereto.

Section 8.9.   Bulk Sales Laws. The parties hereto acknowledge and agree that (a) neither party hereto shall provide bulk transfer notices to creditors, claimants or other Persons of the Business in connection with the transactions contemplated hereby and (b) no Seller shall be obligated to comply with, or to assist the Purchasers to comply, with the requirements of (i) the Bulk Sales Act (Ontario) or (ii) section 6 of the Retail Sales Tax Act (Ontario), in each case, with respect to the purchase and sale of the Purchased Assets under this Agreement.

Section 8.10.   Severability. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be affected and will continue to be valid and enforceable to the fullest extent permitted by law.

Section 8.11.   Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any state or federal court in the Court of Chancery of the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12.   Entire Agreement. This Agreement, the Confidentiality Agreement (which remains in full force and effect) and the Transaction Documents set forth the entire understanding of the parties hereto and supersede all other agreements and understandings among the parties relating to the subject matter hereof and thereof.

Section 8.13.   Waiver. No failure on the part of a party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of such party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Any waiver of any provision of this Agreement and any consent given hereunder must be in writing signed by the party sought to be bound. The waiver by any party of breach or violation of any provision of this Agreement will not operate as, or be construed to constitute, a waiver of any subsequent breach or violation of the same or any other provision hereof.

Section 8.14.   Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of each parties.

Section 8.15.   Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

Section 8.16.   Interpretation of Agreement.

(a)     Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in connection with the construction or interpretation of this Agreement.

(b)     Whenever required by the context hereof, the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(c)     As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, and will be deemed to be followed by the words “without limitation.”

(d)     Unless the context otherwise requires, references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of and Schedules and Exhibits to this Agreement.

(e)     The table of contents of this Agreement and the headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

(f)     Dollar amounts expressed in parenthesis are intended to reflect negative amounts. By way of example only ($1,000,000.00) is intended to mean negative one million dollars.

[SIGNATURE PAGE TO FOLLOW]

The parties hereto have caused this Agreement to be executed as of the date first set forth above.

SELLERS:

SPEED COMMERCE, INC.	ENCORE SOFTWARE, INC.

By:	By:
Print Name:	Print Name:
Title:	Title:

NAVARRE DISTRIBUTION SERVICES, INC.	VIVA MEDIA, INC.

By:	By:
Print Name:	Print Name:
Title:	Title:

NAVARRE DISTRIBUTION SERVICES, ULC.	NAVARRE DIGITAL SERVICES, INC.

By:	By:
Print Name:	Print Name:
Title:	Title:

NAVARRE ONLINE FULFILLMENT SERVICES, INC.

By:
Print Name:
Title:

NAVARRE LOGISTICAL SERVICES, INC.

By:
Print Name:
Title:

The parties hereto have caused this Agreement to be executed as of the date first set forth above.

PURCHASERS:

WD ENCORE SOFTWARE, LLC	WD NAVARRE CANADA, ULC

By:	By:
Print Name:	Print Name:
Title:	Title:

WD NAVARRE DISTRIBUTION, LLC	WD NAVARRE HOLDINGS, LLC

By:	By:
Print Name:	Print Name:
Title:	Title:

WD NAVARRE DIGITAL SERVICES, LLC	WYNIT DISTRIBUTION, LLC

By:	By:
Print Name:	Print Name:
Title:	Title: